CONFIDENTIAL PORTIONS MARKED [*******] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION	Exhibit 10.5

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) dated effective as of December 18, 2009, (the “Effective Date”) is entered into by and between ROME LTH PARTNERS, LP, a Texas limited partnership, having its principal office at 9301 N. Central Expressway, Suite 300, Dallas, Texas 75231 (“Landlord”) and THE SPECIALTY HOSPITAL, LLC, a Georgia limited liability company, having its principal office at 7733 Forsyth Blvd., Suite 2300 St. Louis, MO 63105-1806 (“Tenant”).  Defined terms herein shall have the meanings prescribed to them in the Glossary of Terms set forth in Article 34 of the Lease.

ARTICLE 1.
PREMISES; TERM

1.1           Premises.  Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant rents from Landlord all of Landlord’s rights and interest in and to the “Premises” described below:

(a)        Premises:

(i)	Suite Number:	100 (estimate)
(ii)	Rentable Square Feet:	45,615 (estimate)
(iii)	Usable Square Feet:	45,615 (estimate)

(b)        Said Suite is in the office building (the “Building”) located or to be located on a ground leasehold estate (the “Ground Leasehold Estate”) under that certain “Ground Lease” (defined in Article 34 below) upon the land described in Exhibit A hereto (the “Land”).  The Building also includes the Pedestrian Connection Hallway constructed on an easement provided under the REA (defined in Section 34).  The Premises are outlined in Exhibit A-1 attached hereto and made a part hereof for all purposes.  (The Building and Ground Leasehold Estate collectively referred to herein as the “Project”).  The rentable area and usable area, as outlined on Exhibit A-1, are subject to adjustment pursuant to this paragraph.  The square footage set forth above is subject to adjustment based upon the exact square footage contained in the Premises once the Premises have been completed.  Upon completion of the Premises, Landlord will provide Tenant with an amendment outlining the exact square footage and the related adjustments to Minimum Rent and Tenant’s Proportionate Share of Additional Charges pursuant to Section 2.1 below;

SUBJECT, HOWEVER, to the matters set forth on Exhibit B attached hereto, the Landlord’s Mortgage, the Medical Center Master Lease and the Ground Lease (the “Permitted Exceptions”), to have and to hold for a fixed term of eighteen (18) years (the “Initial Term”) from and after the Commencement Date (hereafter defined) of the Lease and continuing for any Extension Term properly and timely elected pursuant to Article 33 hereof.  The “Term” of this Lease shall be the Initial Term and any Extension Term exercised by Tenant pursuant to terms hereof.  The Commencement Date of this Lease (the “Commencement Date”) shall be the first day of the first calendar month following the date on which Landlord has achieved Substantial Completion of Landlord’s Work (as defined in, and in accordance with, the work letter attached hereto and made a part hereof as Exhibit E) (the “Work Letter”).  The taking of possession of the Premises by Tenant shall be conclusive as to Tenant’s acceptance of the Premises and Landlord’s Work, subject in all respects to the terms of this Lease (including, without limitation, the Work Letter); provided, however, and notwithstanding the foregoing, Tenant’s taking of possession shall not relieve Landlord from any obligation to complete or correct any work to be performed or corrected by Landlord under the terms of this Lease, all as provided in the Work Letter.

ARTICLE 2.
RENT

2.1           Minimum Rent and Adjustments to Minimum Rent.  Commencing upon the Commencement Date and during the Term hereof, Tenant shall pay to Landlord, without notice, demand, set off or counterclaim, in advance in lawful money of the United States of America, the Minimum Rent, as adjusted annually pursuant to Section 2.1(b) hereof during the Term or as may be adjusted pursuant to Section 2.1(c) hereof during the Term.  Landlord and Tenant agree that, upon the execution of this Lease, the minimum rent amounts payable to Landlord in each Lease year as set forth on Exhibit C are only estimated minimum rents based upon a Preliminary Project Budget.  Landlord and Tenant shall finalize the Final Construction Documents for the Project and the Final Project Budget in accordance with the terms of the Work Letter attached hereto as Exhibit E.  The term “Minimum Rent” used throughout this Lease shall be determined as set forth in Sections 2.1(a) and 2.1(b) below.

The Minimum Rent shall be payable in advance in twelve (12) equal, consecutive monthly installments, on the first day of each calendar month of the Term. Minimum Rent shall be subject to adjustment as provided in Section 2.1(b) below.  Minimum Rent shall commence on the Commencement Date and shall be prorated on a daily basis if the Commencement Date is not the first day of a month for the remainder of that month.  Rent shall be payable at such address as Landlord may designate from time to time by written notice to Tenant.

(a)           Minimum Rent — Establishing Year One of the Lease Term.  The Final Project Budget specifically allocates a certain amount for “Contingencies.”  The annual Minimum Rent for Year One of the Lease Term shall be Tenant’s Proportionate Share of the approved Final Project Budget, multiplied by a rental factor of [******]; provided, however, that (a) to the extent that the amount designated as “Contingencies” is not actually expended by Landlord in the course of completing Landlord’s Work, one half (50%) of such unused amount shall be deducted from the Final Project Budget prior to making such computation, and (b) to the extent that Tenant makes a Tenant Change Request which has the effect of reducing costs incurred by Landlord to Substantially Complete the Landlord’s Work, the amount of such reduction shall be deducted from the Final Project Budget prior to making such computation.  Once the Minimum Rent for Year One of the Lease Term has been determined in accordance herewith, Landlord and Tenant shall a execute a revised Exhibit C - Rent Schedule reflecting the final Minimum Rent due in each year of the Initial Lease Term and any Extension Terms and each shall attach this revised Exhibit C- Rent Schedule to this Lease and clearly mark and identify it as having been calculated in accordance herewith.

(b)           Increases to Minimum Rent.  Minimum Rent due and payable for all years of the Lease Term following Year One of the Lease Term shall increase annually on each anniversary of the Commencement Date during the Term or Extension Term of this Lease at a rate of [******] per annum above the Minimum Rent payable for the immediately previous year.

2.2           Additional Charges.  Tenant shall reimburse Landlord within ten (10) business days following receipt of Landlord’s invoice for Tenant’s Proportionate Share (as defined hereafter in Article 34) of (a) any amounts due by Landlord under any assessments, taxes (described in Section 3.1 below), fees, insurance, rental and parking fees payable under the Ground Lease, property management fees (not to exceed 3.5% of the sum of Minimum Rent and Additional Charges payable under all leases within the Building), accounting fees, or other charges related to the ownership and leasing of the Premises that accrue during the Term of this Lease and all expenditures of Landlord under Sections 7.1(a) and 7.2, and (b) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (a) above of which it received all notice required hereunder, Tenant will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute or otherwise, in the case of non-payment of the Additional Charges, as well as the Minimum Rent.  If any installment of Minimum Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within five (5) business days after the date when due, Tenant will pay Landlord on demand, as Additional Charges, interest (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the date when due to Landlord to the date of payment in full thereof.  Notwithstanding the foregoing, at any time that Tenant is managing the Building, the property management fees described above shall be distributed among Landlord and Tenant, with 2.75% of the sum of Minimum Rent and Additional Charges payable under all leases within the Building to be paid to Tenant and 0.75% of the sum of Minimum Rent and Additional Charges payable under all leases within the Building to be paid to Landlord.

The Minimum Rent, Additional Charges and Impositions are collectively referred to herein as “Rent.”

2.3           Common Area Electrical Costs.  As a portion of Additional Charges, Tenant shall pay to Landlord an amount equal to the product of (i) the cost of all electricity used by the Building (excluding any electricity used solely by the Premises and separately metered pursuant to Section 3.3 below) (“Common Area Electrical Costs”), multiplied by (ii) Tenant’s Proportionate Share.  Such amount shall be 1/12th of Landlord’s estimate of the amount due for the calendar year, and shall be due on the Commencement Date and on the first day of each calendar month thereafter; provided that, the amount due for any fractional calendar year following the Commencement Date or preceding the expiration or earlier termination of this Lease shall be prorated.  Landlord shall have the right to reasonably adjust the amount of the annual estimate of Common Area Electrical Costs from time to time during the year based upon factors included in the determination of Common Area Electrical Costs.  In the event of any change in the estimate of annual Common Area Electrical Costs, the monthly amount payable by Tenant shall be adjusted so that the full amount of any increase or decrease in the estimate of Tenant’s Proportionate Share for such year shall be given effect or paid at the end of such year.  Any abnormal electrical use attributable to Tenant, as reasonably determined by Landlord, shall be billed directly to Tenant and shall not be included in the calculation of Common Area Electrical Costs under this Lease.

2.4           Net Lease.  Except for Landlord’s construction obligations set forth in the Work Letter attached hereto as Exhibit E to this Lease, such other expenses which Landlord has agreed hereunder shall be Landlord’s responsibility and any indemnity obligations owing by Landlord to Tenant under the terms of this Lease, this is an absolutely net lease and the Minimum Rent, Additional Charges and all other sums payable hereunder by Tenant shall be paid without notice (except as expressly provided herein), demand, set-off, counterclaim, abatement, suspension, deduction or defense.  It is the intention of the parties hereto that, except as expressly provided herein, the Minimum Rent shall be an absolutely net return to Landlord throughout the Term of this Lease.

2.5           Security for Lease.  No Security Deposit shall be required of Tenant in connection with this Lease.

(a)        Control of Tenant.  Tenant represents and warrants to Landlord that upon the execution of this Lease and further covenants that at all times thereafter and during the Term of this Lease (including any Extension Terms), it is and shall be a special purpose entity formed under the Laws of the State of Georgia exclusively for the purpose of owning and operating a hospital and other purposes incidental or ancillary thereto located on the Premises.  Tenant further represents and warrants to Landlord that its initial members (the “Initial Members”) are RehabCare Hospital Holdings, L.L.C., a Delaware limited liability company (“RHH”), owning a 80% membership interest in Tenant, and Floyd Healthcare Resources, Inc., a Georgia not-for-profit corporation (“Floyd”), owning a 20% membership in Tenant.  Tenant represents, warrants and covenants to Landlord that except in the event of a Permitted Transfer of this Lease or assignment of an Initial Member’s interest in Tenant under Section 20 hereof, then throughout the Term of this Lease, including any Extension Terms, one or both of the Initial Members and/or any Affiliate of the Initial Members, shall collectively own and Control 100% of the membership interests in Tenant.

(b)        Guaranty.  As a condition precedent to Landlord’s execution of this Lease, Tenant shall cause RehabCare Group, Inc., a Delaware corporation (“Guarantor”). to execute the Guaranty of Lease attached as Exhibit D and incorporated herein by reference, which guarantee shall require Guarantor to guarantee the obligations of Tenant under this Lease (but not exceeding eighty percent (80%) of any outstanding liability of Tenant (the “Lease Guaranty”).  Additionally, during all periods in which the Lease is in force and effect, Tenant shall deliver such financial statements as are required pursuant to Article 21 hereof.  Landlord and Tenant acknowledge and agree that Floyd shall not be providing a guarantee of any kind with respect to the obligations of Tenant under this Lease.

ARTICLE 3.
IMPOSITIONS

3.1           Payment of Impositions.  Subject to Section 3.5 below, Tenant shall pay to Landlord, as a portion of Additional Charges, its Proportionate Share of all taxes and assessments and governmental charges whether federal, state, county or municipal, including any fees, assessments and charges levied against the Building and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), and the grounds, parking areas, driveways, and alleys around the Building, (collectively, “Impositions”); if the present method of taxation changes so that, in lieu of or in addition to the whole or any part of any Impositions levied on the Land or Building, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Impositions” for the purposes hereof.

3.2           Proration of Impositions.  Impositions imposed in respect of the tax-fiscal period during which the Term commences and the period in which the Term expires or terminates shall be prorated between Landlord and Tenant, whether or not such Impositions are imposed before or after such termination, and Tenant’s and Landlord’s obligation to pay their prorated shares thereof shall survive such termination.

3.3           Utility Charges.  In addition to Tenant’s obligations, Tenant will contract for, in its own name, and will pay or cause to be paid all charges for, electricity, power, gas, oil, water, sewer, garbage and waste removal, telephone, cable television or satellite television, high-speed data connections and other public or private utilities used in the Premises during the Term, including any related connection or hookup charges.  All such utility services for the Premises shall be separately metered, and Tenant shall make all payments directly to the proper authority.  After the Substantial Completion of the Premises, and prior to the Commencement Date, Tenant shall pay for all utilities or services at the Premises used by Tenant or its agents, employees or contractors other than that used by the Landlord, the General Contractor and other vendors in connection with the construction of the Building.  Landlord acknowledges that Tenant may purchase certain utilities and other services from Ground Lessor or an affiliate of Ground Lessor.

3.4           Insurance Premiums.  Tenant will contract for, in its own name, and will pay or cause to be paid all premiums for, the insurance coverage required to be maintained by Tenant pursuant to Article 11 during the Term.

3.5           Excluded Expenses.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall in no manner be liable for any of the following obligations, and such shall not be included in any calculation of Minimum Rent, nor shall such be an Imposition or other Additional Charge to be paid by Tenant, and Landlord shall pay, or cause to be paid, the following:  any costs occurred by Landlord’s breach of any covenants or obligations under this Lease; costs resulting from violation of any environmental or Hazardous Materials Laws during construction of the Premises or the cost to purchase environmental insurance; any expenses for overhead, office costs, staff salary, benefits or other compensation of any Landlord or affiliated entity or employee; any fines Landlord must pay as a result of a failure to comply with laws, ordinances or municipal codes and the like during acquisition of the Land and construction of the Building and/or Premises; any costs incurred because of Landlord’s negligence; any fees and expenses paid to affiliates of Landlord in excess of market rates; advertising and promotional expenses, financing costs including interest and principal amortization of debts; costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance; increased insurance or taxes assessed specifically to any tenant of the Building other than Tenant or for which Landlord is entitled to full reimbursement from any other tenant; charges for electricity, water or other utilities and applicable taxes for which Landlord is entitled to full reimbursement from any other tenant; cost of any HVAC, janitorial or other services provided to tenants other than Tenant on an extra cost basis after regular business hours; cost of any work or service performed on an extra cost basis for any tenant in the Building other than Tenant to a materially greater extent or in a materially more favorable manner than furnished generally to tenants and other occupants; any mitigation or impact fees or subsidies (however characterized), imposed or incurred in connection with undertaking the construction of the Building; attorneys’ fees and accounting and other professional fees (except to the extent provided in the Final Project Budget); leasing commissions; management fees of any kind except as provided for under Section 2.2; any cost associated with operating an on-or off-site management office for the Building; charitable or political contributions; tenant improvement work for any tenant other than Tenant; costs of any alterations, additions, changes, repairs, replacements or other items which, under generally accepted accounting principles, are properly classified as capital expenses, except to the extent that Landlord is expressly allowed to recover such costs pursuant to Section 7.1(a) hereof; late fees or charges incurred by Landlord due to late payment of expenses; cost of acquiring sculptures, paintings and other art objects, except to the extent requested by Tenant; and taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.).  In no event shall Landlord recover any item of cost more than once.

3.6           Audit. By April 1 of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall provide Tenant a statement (the “Annual Cost Statement”) of the total Impositions and other Additional Charges for the preceding year.  The Annual Cost Statement shall include a statement of Landlord’s actual total Impositions and other Additional Charges for the previous year.  If the Annual Cost Statement reveals that Tenant paid more than Tenant’s Proportionate Share of the actual total Impositions and other Additional Charges in the year for which such statement was prepared, then Landlord shall credit or reimburse Tenant for such excess within thirty (30) days after delivery of the Annual Cost Statement; likewise, if Tenant paid less than Tenant’s Proportionate Share of the actual total Impositions and other Additional Charges, then Tenant shall pay Landlord such deficiency within thirty (30) days after delivery of the Annual Cost Statement.  Within sixty (60) days (the "Audit Election Period") after Landlord furnishes the Annual Cost Statement for any calendar year, Tenant may, at its expense during Landlord's normal business hours, elect to audit Landlord's accounting records relative to Impositions and other Additional Charges for such calendar year only, subject to the following conditions:  (i) there is no uncured Event of Default under this Lease; (ii) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (iii) in no event shall any audit be performed by a firm retained on a "contingency fee" basis; (iv) the audit shall commence within thirty (30) days after Landlord makes Landlord's accounting records available to Tenant's auditor and shall conclude within sixty (60) days after commencement; (v) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business; (vi) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord's confidentiality agreement for Landlord's benefit prior to commencing the audit; and (vii) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment before the final approved audit report is delivered to Landlord and any reasonable comments by Landlord shall be incorporated into the final audit report.  If Tenant does not give written notice of its election to audit Landlord's accounting records relative to Impositions and other Additional Charges during the Audit Election Period, Landlord's total Impositions and other Additional Charges for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same.

ARTICLE 4.
OWNERSHIP OF PREMISES

4.1           Ownership of the Premises.  Tenant acknowledges that Landlord has a leasehold interest in the Land under the terms of the Ground Lease and that the Premises and Building are the property of Landlord.  Tenant has only the right to the possession and use of the Premises during the Term hereof and upon the terms and conditions of this Lease.

4.2           Personal Property.  Tenant may (and shall as provided herein below), at its expense, install, affix or assemble or place within the Premises any items of the Personal Property, and may remove, replace or substitute for the same from time to time in the ordinary course of Tenant’s business.  Tenant shall provide and maintain during the entire Term all such Personal Property as shall be necessary in order to operate the Premises in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use.

ARTICLE 5.
CONDITION AND USE OF PREMISES

5.1           Condition of the Premises.  Landlord shall deliver the Premises to Tenant in such condition that the Building shall not encroach upon any property, street or right-of-way adjacent to the Building, and shall not violate the agreements or conditions contained in any applicable Legal Requirement and any of the Permitted Exceptions, and shall not impair the rights of others under any easement or right-of-way to which the Building is subject.  Landlord shall construct and complete the Building and install the Fixtures, any other improvements, fixtures or personal property or other work or matters to be completed pursuant to the Work Letter attached hereto as Exhibit E that are necessary for (i) the Building to be licensed by the State of Georgia and receive classification as a LTACH for payment for all Medicare discharges under the Prospective Payment System for facilities of this type as provided under 42 CFR § 412.500 et seq. (the “LTACH License”), as such statute requires as of the Effective Date of this Lease, (ii) Tenant’s satisfaction of the requirements imposed by the Georgia Department of Community Health in connection with the issuance of the Certificate of Need for the Premises (the “CON”), (iii) accreditation with the Joint Commission (the “Accreditation”) and (iv) any certificate of occupancy or other local permit or certification required for Tenant to legally and permissibly occupy the Premises (the “CO”).  As clarification, the CON, the LTACH License, the Accreditation and any other license(s), approval(s), permit(s), certification(s) or accreditation(s) to commence operations in the Premises for its Permitted Use (other than the CO) shall be applied for by Tenant.  Landlord is not responsible for applying for the CON, the LTACH License or the Accreditation or for completing any other license(s), approvals(s), permit(s), certification(s) or accreditation(s) (other than the CO); however, (i) Landlord shall construct and complete the Building in such manner and condition that the Premises will not cause the CON, the LTACH License and the Accreditation to fail, be rejected, or fail to be approved due to Landlord’s failure to construct and complete the Building per the Work Letter attached hereto as Exhibit E and that are necessary as Landlord’s work and responsibility, and (ii) Landlord shall be solely responsible for applying for and obtaining the CO.  In no way shall Landlord be responsible for a failure, rejection or denial of approval due to Tenant’s failure to perform its responsibilities pursuant to the Work Letter attached as Exhibit E hereto or complete “Tenant’s Work” (as defined therein) after Landlord has completed its work, whether occurring prior to or after Substantial Completion.  In no matter shall Substantial Completion be achieved if the Premises is not delivered in such condition that Tenant may obtain the CON, the LTACH License and the Accreditation.  Prior to the taking of possession, Tenant and Landlord will prepare the Punchlist related to the Premises in the manner contemplated in the Work Letter attached hereto as Exhibit E.  All Punchlist Items will be completed or corrected at the expense of Landlord if the Punchlist Items are part of Landlord’s Work under the Work Letter attached hereto as Exhibit E.  Tenant’s taking of possession prior to the completion of the Punchlist Items shall not relieve Landlord from any obligation to complete any of Landlord’s Work to be performed by Landlord under the terms of the Work Letter attached hereto as Exhibit E.

(a)        Commencement Date  Landlord and Tenant acknowledge that the Commencement Date of this Lease shall be triggered by Landlord’s Substantial Completion of Landlord’s Work under the Work Letter attached hereto as Exhibit E.

(b)        State Licensure and Accreditation Related to Operations of the Premises.  Except for Landlord’s responsibilities to construct and complete the Building and to install the Fixtures pursuant to the Work Letter attached hereto as Exhibit E and apply for and obtain the CO, any other improvements, fixtures or personal property or other work or matters to be completed that are necessary for Tenant to obtain the CON, the LTACH License, the Accreditation and any other required license(s), approvals(s), permit(s), certification(s) or accreditation(s) to operate the Premises for its Permitted Use shall be Tenant’s sole responsibility and cost.

(c)        Compliance with Ground Lease, Medical Center Master Lease and REA.  Tenant shall comply with all obligations and requirements applicable to Tenant’s occupancy and use of the Premises and the exercise of rights granted under this Lease.

5.2           Use of the Premises and Exclusivity.  After the Commencement Date and during the entire Term, Tenant shall use or cause to be used the Premises as a licensed long term acute care hospital facility, and for such other uses as may be necessary, incidental, profitable or complimentary for such use and for any lawful use as permitted under the Ground Lease, the Medical Center Master Lease, or by local or state ordinance or regulation (the “Permitted Use”).  Tenant shall not use the Premises or any portion thereof for any other use or business activity without the prior written consent of Landlord and the Ground Lessor.

(a)        Tenant covenants that, at its own cost and expense during the Lease Term, it will obtain and maintain all material governmental approvals needed to use and operate the Premises for its Permitted Use in compliance with all applicable Legal Requirements.

(b)        Except to the extent that Landlord may participate in the construction and development of any design-build facilities to be constructed by Tenant within Floyd County, Georgia, as contemplated in Section 33.9 herein, at any time while this Lease is in effect, Landlord, or any affiliates or subsidiaries, shall not directly or indirectly lease to, enter into any development agreement with any third parties, or manage or operate (collectively “Assist in Development”) any business competitive with the business conducted by Tenant at the Premises, within the County of Floyd, Georgia.  For the purposes hereof, and without limiting the generality of the foregoing, Landlord shall be deemed to Assist in Development such a business indirectly if Landlord shall become a member of a joint venture or partnership, or manager, shareholder, officer or director of a corporation, that engages in such competitive business. In the event of any termination of this Lease by reason of Landlord’s default, Landlord agrees not to Assist in Development of any such competitive business within the County of Floyd, Georgia for a period equal to the remainder of the term of this Lease as if it had not been terminated.  Any violation of this covenant by Landlord shall be a default by Landlord, subject to the provisions set forth in Article 27 below.

(c)        Tenant shall not commit or suffer to be committed any material waste on the Premises, or in the Building, nor shall Tenant cause or permit any nuisance thereon.

(d)        Tenant shall neither suffer nor permit the Premises or any portion thereof, to be used in such a manner as (i) might reasonably tend to impair Landlord’s (or Tenant’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably result in a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof.

(e)        Tenant will not utilize any Hazardous Materials on the Premises except in substantial accordance with applicable Legal Requirements and will not permit any contamination or release of Hazardous Materials which may require remediation under any applicable Hazardous Materials Law.  Tenant agrees not to dispose of any Hazardous Materials or substances within the sewage system of the Premises in violation of any applicable Hazardous Materials Law, and that it will handle all “red bag” wastes in accordance with applicable Hazardous Materials Laws.

(f)        In addition to use of the Premises, Tenant shall be entitled to (i) non-exclusive rights to use of a pedestrian connection hallway to be constructed by Landlord, connecting the Building to the adjacent Floyd Medical Center building and (ii) non-exclusive use (with other tenants in the Building) of at least 120 parking spaces (or the minimum number required by law, whichever is greater) located in the Parking Facilities, as defined in the REA.

(g)        In addition to use of the Premises, Tenant shall be entitled to signage in the Building to the extent permitted by the Ground Lessor pursuant to the Ground Lease and subject to Landlord’s reasonable approval with regard to the size and location of the signage.

5.3           Management of the Premises.  The Premises shall be managed by Tenant or its Affiliates pursuant to a separate management and leasing agreement to be entered into between Landlord and Tenant whereby Landlord will delegate the management and leasing duties to Tenant.

ARTICLE 6.
LEGAL, INSURANCE AND FINANCIAL REQUIREMENTS

6.1           Compliance with Legal and Insurance Requirements.  Subject to Article 10 relating to permitted contests, Tenant, at its expense, will with reasonable promptness (a) comply with all material and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Premises, whether or not compliance therewith shall require structural change in the Building or interfere with the use and enjoyment of the Premises, unless resulting from defective work performed by Landlord, any agent or employee of Landlord or contractor employed by Landlord, to the extent Landlord is responsible hereunder for repairing such defective work, and (b) directly or indirectly with the cooperation of Landlord, but at Tenant’s sole cost and expense, procure, maintain and comply with all material licenses, certificates of need and other authorizations required for (i) the use and operation of the Premises for its Permitted Use, and for (ii) the proper erection, installation, operation and maintenance of the Building or any part thereof.

6.2           Legal Requirement Covenants.  Tenant covenants and agrees that the Premises shall not be used for any unlawful purpose.  Tenant shall, directly or indirectly with the cooperation of Landlord, but at Tenant’s sole cost and expense, acquire and maintain all material licenses, certificates, permits and other authorizations and approvals needed to operate the Premises in its customary manner for the Permitted Use and any other use conducted on the Premises as may be permitted by Landlord from time to time hereunder.  Tenant further covenants and agrees that Tenant’s use of the Premises and Tenant’s maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable Legal Requirements.

ARTICLE 7.
REPAIRS; RESTRICTIONS AND ANNUAL INSPECTIONS

7.1           Maintenance and Repair.

(a)        Landlord shall keep in good order and repair the foundation, the structural elements, the exterior walls and roof serving the Premises, plate glass, windows, doors and other exterior openings, window and door frames, molding, closure devices, locks and hardware, lighting, heating, air conditioning, electrical and mechanical installation, equipment and other fixtures servicing the Building (but not exclusively servicing the Premises), landscaping, parking areas, all common areas, exterior portions of the demising walls, and all other portions of the Building not constructed by Tenant or otherwise the responsibility of other tenants or occupants of the Building.  Subject to Section 3.5 hereof, Tenant shall be responsible for paying Tenant’s Proportionate Share of the foregoing maintenance and repair costs as Additional Charges pursuant to Section 2.2.  Notwithstanding anything to the contrary set forth herein, all costs incurred by Landlord pursuant hereto which relate to alterations, additions, changes, repairs, replacements or other items which, under generally accepted accounting principles, are properly classified as capital expenses, shall be amortized over the useful life of such alterations, additions, changes, repairs, replacements or other items in accordance with generally accepted accounting principles, and Tenant shall be responsible, as an Additional Charge in any given year, only for Tenant’s Proportionate Share of such costs attributable to said year.  Tenant shall, at Tenant’s cost, keep the Premises in good order and repair and shall maintain the Premises in a clean, safe, operable, attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises.  Any heating, air conditioning, electrical and mechanical equipment installed in the Premises by Tenant shall be maintained and repaired by Tenant at Tenant’s cost.  Landlord shall repair or replace, at Tenant’s cost, any damage to the Building caused by Tenant or Tenant’s agents, contractors, or invitees.  The cost of any repair or replacement work performed by Landlord under this 7.1(a) in excess of any insurance proceeds payable with respect to such work shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefore.

(b)        Tenant will, upon the expiration or prior termination of this Lease, vacate and surrender the Premises to Landlord in the condition in which the Premises was originally received from Landlord, except for:  (i) ordinary wear and tear (subject to the obligation of Tenant to maintain the Premises in good order and repair during the entire Term); (ii) damage caused by the gross negligence or willful acts of Landlord; (iii) damage or destruction described in Article 12; (iv) damage resulting from a Taking described in Article 13 which Tenant is not required by the terms of this Lease to repair or restore; and (v) except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

7.2           Encroachments; Restrictions.  If any portion of the Building shall, at any time, encroach upon any property, street or right-of-way adjacent to the Premises, or shall violate the agreements or conditions contained in any applicable Legal Requirement, or the Permitted Exceptions, or shall impair the rights of others under any easement or right-of-way to which the Premises is subject, then promptly upon the request of Tenant, Landlord shall, as an Additional Charge under Section 2.2, subject to Tenant’s right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant, or (b) make such changes in the Building, and take such other actions, as Landlord in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of the Building, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Premises for the Permitted Use substantially in the manner and to the extent the Premises were operated prior to the assertion of such violation or encroachment.  However, Tenant shall have no such liability or obligations if such encroachment, violation, or impairment was present at the Commencement Date of the Lease.  Any such alteration shall be made in conformity with the applicable requirements of Article 8.  Tenant’s obligations under this Section 7.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance.

ARTICLE 8.
FUTURE IMPROVEMENTS

8.1           Future Improvements.  After the initial interior finish improvements are made, subject to the exceptions in Section 8.1(a) below, no alterations, physical additions or improvements (“Future Improvements”) in or to the Premises may be made without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) and any required approval of the Ground Lessor and the Hospital Authority.  Future Improvements to the Premises may be installed at the expense of Tenant.  All Future Improvements shall be in accordance with plans and specifications, which have been previously submitted to and approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) .  All Future Improvements (whether temporary or permanent in character, and including, without limitation, all air conditioning equipment and all other equipment that is in any manner connected to the Building’s plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant.  Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any Future Improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the Future Improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder.  Notwithstanding anything in this Lease to the contrary, Tenant’s drawings and plans and specifications prepared in connection with any Future Improvements shall comply with the retrofit requirements of the Americans with Disabilities Act of 1990 and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time.

(a)        Provided that any required prior written approvals have been obtained from the Ground Lessor and The Hospital Authority of Floyd County, as applicable, (i) Tenant shall be entitled to make nonstructural, cosmetic changes to the interior of the Premises (such as re-carpeting, re-painting) without any consent of Landlord, (ii) Tenant shall be entitled to make nonstructural alterations or additions to the interior of the Premises costing less than Two Hundred Fifty Thousand Dollars ($250,000.00) without any consent of Landlord, provided that (A) Tenant shall notify Landlord of the nature of any such alterations or additions to the Premises for which Landlord’s consent is not required at least twenty (20) days prior to the commencement of work on such alterations or additions, (B) Tenant’s use of the Building is consistent with the Permitted Use, (C) Tenant accepts responsibility for any impact to the Building’s system resulting from any such nonstructural alterations or additions, (D) Tenant agrees to provide Landlord with standard “as built” drawings of any such alterations or additions to the Premises within a reasonable time after the completion thereof, (E) such alterations or additions do not materially and adversely affect any other tenant in the Building, and (F) no such alteration or addition will modify or have a material and adverse impact on the exterior of the Building; (iii) Tenant shall have the right, at its cost and with the Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed), to make any other alterations or additions to the Premises that Tenant deems necessary or desirable in order to conduct its business, subject to approval of the plans and specifications for such alterations or additions by Landlord (which approval shall not be unreasonably withheld or delayed); and (iv) Tenant shall be entitled to remove all personal property, equipment and trade fixtures from the Premises which were installed by Tenant and, except for such personal property, equipment and trade fixtures, all alterations and additions shall be Landlord’s property at the end of the Term and shall remain on the Premises without compensation to Tenant.

(b)        Additionally, Landlord shall reasonably cooperate with Tenant regarding the grant of any consents or easements or the like necessary or appropriate in connection with any Future Improvements or Alterations, it being understood that such consents and/or easements may require the joinder and/or approval of the Ground Lessor and/or the Hospital Authority.  Further, no Future Improvements or Alterations shall be made which would tie in or connect the Building with any other improvements on property adjacent to the Building (and not part of the Land covered by this Lease) including tie-ins of buildings or other structures or utilities, unless Tenant shall have obtained the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  All proposed Future Improvements or Alterations shall be architecturally integrated and generally consistent with the Building.

(c)        All work described herein shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work.  All such work shall be performed in accordance with the Ground Lease, the Medical Center Master Lease, the REA and all applicable Legal Requirements and be performed in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility.  All such work which may affect the HVAC, electrical system, or plumbing must be approved by, and shall be subject to inspection by, the Building’s engineer of record.

(d)        Landlord and Tenant acknowledge that the Ground Lease contemplates that certain improvements to the Premises may be constructed by Landlord at the request of Ground Lessor and the consent of Landlord’s Mortgagee, at Ground Lessor’s sole cost and expense, which improvements may be constructed on floors above the Premises (the “Potential Expansion”).  Landlord agrees that all work related to the Potential Expansion shall be performed in a manner to minimize or eliminate, to the extent practicable, any interference with or disruption of Tenant’s business operations in the Premises.  Tenant shall not be responsible in any manner for the maintenance or repair of or other costs related to the Potential Expansion.

ARTICLE 9.
LIENS

Subject to the provisions of Article 10 relating to permitted contests, Tenant will not directly or indirectly create or suffer to exist and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, Building or Project or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) the Ground Lease (including any amendments thereto), (b) this Lease (including any amendments thereto), (c) the Permitted Exceptions set forth in Exhibit B attached hereto, (d) the Landlord’s Mortgage, (e) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (f) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (g) subleases permitted by Article 21, (h) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet due and payable or (2) such liens are in the process of being contested as permitted by Article 10, (i) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Article 10, (j) any Encumbrance placed on the Premises by Landlord or Ground Lessor, and (k) any Encumbrance placed upon the Premises in connection with any Future Improvements or alterations as set forth in Article 8 hereof, provided such Encumbrance related to any Future Improvements or alterations is subordinate to this Lease, the Landlord’s Mortgage, the Medical Center Master Lease and the Ground Lease.

ARTICLE 10.
PERMITTED CONTESTS

Subject to any requirements under Landlord’s Mortgage, and any applicable requirements of the Ground Lessor and the Hospital Authority, Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Charge”) not otherwise permitted by Article 9, which is required to be paid or discharged by Tenant; provided that (a) Tenant shall give prompt written notice to Landlord of such contest; (b) in the case of an unpaid Charge, the commencement and continuation of such proceedings, or the posting of a bond or certificate of deposit as may be permitted by applicable law, shall suspend the collection thereof from Landlord and from the Premises; (c) neither the Premises nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; (d) Landlord would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (e) in the event that any such contest shall involve a sum of money or potential loss in excess of $100,000.00, then Tenant shall deliver to Landlord and its counsel a certificate from an authorized member of Tenant as to the matters set forth in clauses (b), (c) and (d); (f) in the case of an Insurance Requirement, the coverage required by Article 11 shall be maintained; (g) such contest would not violate the terms of the Ground Lease; and (h) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or otherwise comply with the applicable Charge; provided further that nothing contained herein shall be construed to permit Tenant to contest the payment of Rent, or any other sums payable by Tenant to Landlord hereunder.  Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Tenant or if Landlord so desires and then at its own expense, Landlord shall join as a party therein.  Landlord shall do all things reasonably requested by Tenant in connection with such action.  Tenant shall indemnify and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except as may result from Landlord’s own actions or omissions.

ARTICLE 11.
INSURANCE

11.1           General Insurance Requirements.  During the Term of this Lease, Tenant shall at all times maintain the kinds and amounts of insurance as set forth in Exhibit G attached hereto and written by companies authorized to do insurance business in the state in which the Premises is located and with an AM Best rating of at least A VIII.  The policies must name Landlord as an additional insured, and losses shall be payable to Landlord and/or Tenant as provided herein.  In addition, the policies shall name as an additional insured the holder (“Landlord’s Mortgagee”) of any mortgage, deed of trust or other security agreement securing any Encumbrance placed on the Premises in accordance with the provisions of Article 29 (“Landlord’s Mortgage”), if any, by way of a standard form of mortgagee’s loss payable endorsement.  Landlord’s Mortgagee shall be the loss payee under the property coverage (or, if there is no Landlord’s Mortgagee, then Landlord shall be designated as the loss payee).  Certificates of insurance shall be delivered to Landlord and Landlord’s Mortgagee(s) upon Landlord’s written request.

11.2           Additional Insurance.  In addition to the insurance described above, Tenant shall maintain such additional insurance as may be reasonably required from time to time by Landlord or any Landlord’s Mortgagee which is consistent with insurance coverage in the city, county and state where the Premises is located, or required pursuant to any applicable Legal Requirement and shall at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Tenant on the Premises, in accordance with all applicable Legal Requirements.

11.3           Waiver of Subrogation.  All insurance policies carried by either party covering the Premises, the Fixtures, the Building, the Project and/or the Personal Property, including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such a waiver clause or endorsement so long as the same is obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may request and pay the same, but shall not be obligated to do so.

11.4           Form of Insurance.  Tenant shall pay all premiums for insurance required hereby and deliver such policies or certificates thereof to Landlord prior to their effective date (and, with respect to any renewal policy, at least twenty (20) days prior to the expiration of the existing policy).  Each insurer mentioned in this Section shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, to endeavor to give to Landlord prior written notice before the policy or policies in question shall be altered, allowed to expire or canceled.

11.5           Change in Limits.  In the event that Landlord shall at any time reasonably and in good faith believe the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.  If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance shall be determined by an impartial third party selected by the parties the costs of which shall be divided equally between the parties.  Such redeterminations, whether made by the parties or by arbitration, shall be made no more frequently than every five (5) years.  Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any Landlord’s Mortgagee.

11.6           Blanket Policy.  Notwithstanding anything to the contrary contained in this Section, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant or any member of Tenant; provided that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under separate policies meeting all other requirements of this Lease (e.g., “all risk” property coverage is scheduled with full limits for this location and the general liability and medical professional liability policies include per location aggregate language); provided further that the requirements of this Article 11 are otherwise satisfied.

11.7           No Separate Insurance.  Without the prior written consent of Landlord, Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 11 to be furnished by, or which may reasonably be required by a Landlord’s Mortgagee to be furnished by, Tenant, or increase the amounts of any then-existing insurance required under this Article 11 by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Landlord’s Mortgagees, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease.  Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then-existing insurance required under this Article 11 by securing an additional policy or additional policies.

11.8           Landlord’s Insurance Obligations.  During the Term of this Lease, Landlord shall at all times maintain insurance covering all areas of the Project which do not constitute a part of the Premises.  The kinds and amounts of insurance shall be as Landlord deems necessary and appropriate, or as may be required by Landlord’s Mortgagee or Ground Lessor, and shall be written by companies authorized to do insurance business in the state in which the Premises is located and with an AM Best rating of at least A VIII (or comparable rating).  Landlord’s Mortgagee shall be the loss payee under the property coverage (or, if there is no Landlord’s Mortgagee, then Landlord shall be designated as the loss payee).  Certificates of insurance shall be delivered to Tenant upon Tenant’s written request.  Notwithstanding anything to the contrary contained in this Section, Landlord’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord and its Affiliates; provided that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under separate policies meeting all other requirements of this Lease (e.g., “all risk” property coverage is scheduled with full limits for this location and the general liability policy includes per location aggregate language); provided further that the requirements of this Section 11.8 are otherwise satisfied.

ARTICLE 12.
FIRE AND CASUALTY

12.1           Insurance Proceeds.  Subject to the terms of any Landlord’s Mortgage, all proceeds payable by reason of any loss or damage to the Premises or any portion thereof (but specifically excluding proceeds payable to Tenant on account of loss or damage to any of Tenant owned personal property), and insured under any policy of insurance required by Article 11 of this Lease shall be paid to Landlord or Landlord’s Mortgagee and held by Landlord in trust (subject to the provisions of Section 12.6) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Premises, or any portion thereof, and shall be promptly paid out by Landlord (or Landlord’s Mortgagee, as the case may be, in accordance with and subject to the Landlord’s Mortgage) from time to time for the reasonable cost of such reconstruction or repair in accordance with this Article 12.  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Premises shall be retained by Landlord.

12.2           Reconstruction in the Event of Damage or Destruction Covered by Insurance.  Except as provided in Section 12.6, and subject to the terms of any Landlord’s Mortgage, if during the Term, the Premises are partially destroyed from a risk covered by the insurance described in Article 11, Landlord shall apply all proceeds payable with respect thereto to restore the Premises to substantially the same condition as existed immediately before the damage or destruction.  Such damage or destruction shall not terminate this Lease.

12.3           Reconstruction in the Event of Damage or Destruction Not Covered by Insurance.  Subject to the terms of any Landlord’s Mortgage, if during the Term the Premises are partially destroyed by a risk not covered by the insurance described in Article 11, Landlord shall have the option, in its sole discretion to (i) restore the Premises to substantially the same condition it was in immediately before such damage or destruction or (ii) terminate this Lease by giving notice to Tenant within thirty (30) days after Landlord’s receipt of notice from the applicable insurer that the damage will not be covered by insurance.  In the event that Landlord elects to terminate the Lease, Tenant shall have no further obligations under the Lease from and after the date of damage or destruction and Landlord shall reimburse Tenant for any payments of Minimum Rent made after the date of damage or destruction.

12.4           Tenant’s Property.  If the Premises are restored by Landlord pursuant to this Article 12, Tenant shall use any insurance proceeds payable by reason of any loss of or damage to any of the Tenant’s Personal Property to restore such Tenant owned Personal Property to the Premises with items of substantially equivalent value to the items being replaced.

12.5           Abatement of Rent.  Notwithstanding any loss or damage to the Premises or to Tenant’s Personal Property, unless this Lease is terminated pursuant to the provisions hereof, this Lease shall remain in full force and effect; provided, however, Tenant’s obligation to pay Rent when due as required by this Lease shall abate beginning on the date that is one hundred twenty (120) days after the date of damage or destruction and shall continue abated until the Premises are sufficiently repaired and restored to allow Tenant to reoccupy the Premises.

12.6           Damage Near End of Term.  Notwithstanding any provisions of Sections 12.2 or 12.3 to the contrary, if damage to or destruction of the Premises occurs during the last twelve (12) months of the Initial Term or an Extension Term, and if in Tenant’s commercially reasonable opinion, such damage or destruction cannot be fully repaired and restored within the lesser of (i) six (6) months or (ii) the period remaining in the Term or Extension Term immediately following the date of loss, either party shall have the right to terminate this Lease by giving notice to the other within thirty (30) days after the date of damage or destruction, in which event Landlord shall be entitled to retain the insurance proceeds, and Tenant shall pay to Landlord on demand the amount of any deductible or uninsured loss arising in connection therewith; provided that any such notice given by Landlord shall be void and of no force and effect if Tenant exercises any available option to extend the Term for one Extension Term, or one additional Extension Term, as the case may be, within thirty (30) days following receipt of such termination notice.

12.7           Waiver.  Tenant hereby waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Premises.

ARTICLE 13.
CONDEMNATION

13.1           Parties’ Rights and Obligations.  If during the Term there is any Taking of all or any part of the Premises or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article 13 and shall be subject to the terms of Landlord’s Mortgage.

13.2           Total Taking.  If there is a Taking of all of the Premises by Condemnation, this Lease shall terminate effective as of the Date of Taking, and the Minimum Rent and all Additional Charges paid or payable hereunder shall be apportioned and paid to the Date of Taking.

13.3           Partial Taking.  If there is a Taking of a portion of the Premises by Condemnation such that the Premises are not thereby rendered Unsuitable for its Permitted Use in the commercially reasonable opinion of Landlord and Tenant, this Lease shall remain in effect.  If, however, the Premises are thereby rendered Unsuitable for its Permitted Use in Landlord and Tenant’s mutual commercially reasonable opinion, Tenant shall have the right, subject to the terms of the Landlord’s Mortgage (a) to take such proceeds of any Award as shall be necessary and restore the Premises, at its own expense, to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) to terminate this Lease, in which case all proceeds of any Award shall belong to Landlord.  Tenant shall immediately provide Landlord with notice of any partial Taking and Tenant’s opinion concerning the suitability of the Premises for its Permitted Use.  Landlord shall, within thirty (30) days after such notice of partial Taking, advise Tenant of its opinion concerning whether or not the Premises is, after the partial Taking rendered Unsuitable for its Permitted Use.  Tenant shall exercise any one of its above stated options by giving Landlord notice thereof within sixty (60) days after Tenant receives Landlord’s notice concerning the suitability of the Premises for its Permitted Use after the partial Taking. In the event that this Lease is terminated pursuant hereto, this Lease shall terminate effective as of the Date of Taking, and the Minimum Rent and all Additional Charges paid or payable hereunder shall be apportioned and paid to the Date of Taking.

13.4           Restoration.  If there is a partial Taking of the Premises and this Lease remains in full force and effect pursuant to Section 13.3, Tenant shall commence all necessary restoration of the Premises within thirty (30) days (or as soon as practicable after the receipt of any necessary permits or approvals, whichever is later) after the date Tenant has delivered notice to Landlord of its election to restore the Premises and shall diligently pursue the completion of the restoration as soon as reasonably possible.

13.5           Award Distribution.  Except as otherwise provided in Section 13.3 above, in any other event, the entire Award shall belong to and be paid to Landlord, except that, in all instances, (a) Tenant shall be entitled to a separate award or damages equal to the value of any removable Trade Fixtures and Personal Property installed by Tenant at its own cost in the Premises; and (b) Tenant shall be entitled to seek separate award and damages for relocation expenses and loss of business resulting from such Taking, provided that any award payable to Tenant would not reduce the amount of the Award that Landlord would otherwise be entitled to receive.  Landlord and Tenant agree to work together in a coordinated effort in the filing of their respective separate claims for any such awards and shall each file all necessary pleadings or other documents to support the other’s position.

13.6           Temporary Taking.  The Taking of the Premises, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than twelve (12) months.  During the period after such initial twelve (12) month period all the provisions of this Lease shall remain in full force and effect, and the Rent shall not be abated or reduced during such period of Taking; provided that Tenant will receive any compensation from the Taking authority as a result of such temporary Taking.

ARTICLE 14.
DEFAULT

14.1           Events of Default.  The occurrence of any one or more of the following events shall constitute events of default (individually, an “Event of Default” and, collectively, “Events of Default”) hereunder:

(a)        if Tenant shall fail to make a payment of Minimum Rent when due and payable and such failure continues for a period of five (5) days; or

(b)        if Tenant shall fail to make a payment of Additional Charges, Impositions or any other sum required to be paid by Tenant hereunder (other than Minimum Rent) when the same becomes due and payable and such failure continues for a period of ten (10) days after written notice from Landlord to Tenant; or

(c)        if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of thirty (30) days after receipt by Tenant of notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default provided that Tenant commences to cure such failure within the initial thirty (30) day cure period and thereafter diligently completes the curing thereof within an additional thirty (30) days.  Notwithstanding the foregoing, the time within which Tenant shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay; or

(d)        if Tenant or Guarantor, or any of their respective subsidiaries or members, shall:

(i)        admit in writing its inability to pay its debts generally as they become due,

(ii)       file a petition in bankruptcy or a petition to take advantage of any insolvency law,

(iii)      make an assignment for the benefit of its creditors,

(iv)      consent to the appointment of a custodian (including without limitation a trustee or receiver) of itself or of the whole or any substantial part of its property, or

(v)        file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

(e)        if final judgment for the payment of money shall be rendered against Tenant, any of its subsidiaries or members and Tenant or any such subsidiary or member, as the case may be, shall not discharge or cause the same to be discharged within ninety (90) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered and secure a stay of execution pending such appeal, or

(f)        if Guarantor shall default on its obligations under the Lease Guaranty attached hereto as Exhibit D, or

(g)        if any of the representations or warranties made by Tenant, any of its subsidiaries or members and Tenant or any such subsidiary or member, as the case may be, in this Lease prove to have been untrue in any material respect when made, and to the extent such untrue representation or warranty is not cured within thirty (30) days after receipt by Tenant of written notice thereof from Landlord, or

(h)        if the Financial Statements of any of Tenant or Guarantor, or any of their respective subsidiaries or members, as the case may be, provided under this Lease to Landlord in connection with the execution of this Lease prove to have been untrue in any material respect when made, and reliance on such Financial Statements causes an adverse impact to Landlord.

(i)        if Tenant shall directly or indirectly create or suffer to exist any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, Building or Project and such lien, encumbrance, attachment, title retention agreement or claim remains unsatisfied or unbonded following thirty (30) days after the date of filing thereof, subject to the provisions of Article 9 relating to liens, and further subject to the right of Tenant to contest the validity thereof as provided in Section 10 hereof.

14.2           Remedies.  If an Event of Default shall have occurred, Landlord shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand, except as hereinafter provided:

(a)        Without any notice or demand whatsoever, Landlord may take any one or more actions permissible at law to ensure performance by Tenant of Tenant’s covenants and obligations under this Lease.  In this regard, it is agreed that if Tenant abandons or vacates the Premises, Landlord may enter upon and take possession of such Premises in order to protect it from deterioration and continue to demand from Tenant the monthly Minimum Rent and the Additional Charges provided in this Lease.  Landlord shall use good faith, commercially reasonable efforts to relet and thereby mitigate its damages but shall have no absolute obligation to relet.  If Landlord does elect to relet the Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Premises unless Landlord expressly notifies Tenant of such acceptance in writing, Tenant hereby acknowledging that Landlord shall otherwise be reletting as Tenant’s agent.  It is further agreed in this regard that in the event of any Event of Default described in this Article 14, Landlord shall have the right to enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action provided that Landlord is not negligent in the performance of Tenant’s lease obligations.

(b)        Landlord may (i) terminate this Lease or (ii) terminate Tenant’s right to possession of the Premises without terminating this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearage in rent (including any interest which may have accrued pursuant to Section 2 of this Lease or otherwise), enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof.  In addition, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of any termination effected pursuant to this subsection (b), said loss and damage to be determined, at Landlord’s option, by either of the following alternative measures of damages:

(i)           Landlord shall be obligated to use good faith, commercially reasonable efforts, to relet the Premises, until the Premises is relet Tenant shall pay to Landlord on or before the first day of each calendar month the monthly Minimum Rent and other Additional Charges provided in this Lease.  After the Premises has been relet by Landlord, Tenant shall pay to Landlord on the tenth (10th) day of each calendar month the difference between the monthly Minimum Rent and Additional Charges provided in this Lease for the preceding calendar month and that actually collected by Landlord for such month; provided that such collections are less than the Minimum Rental and Additional Charges due under this Lease.  If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time.  Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.  Any amount collected by Landlord from subsequent tenants for any calendar month in excess of the monthly Minimum Rent and Additional Charges provided in this Lease shall be credited to Tenant in reduction of Tenant’s liability for any calendar month for which the amount collected by Landlord will be less than the monthly Minimum Rent and Additional Charges provided in this Lease; but Tenant shall have no right to such excess other than the above described credit; or

(ii)           When Landlord desires, Landlord may demand a final settlement equal to the total of all Minimum Rent and Additional Charges provided in this Lease for the remainder of the Term, discounted to present value at a rate consistent with industry standards at the time of such determination and allowed by applicable law, minus the rental value of the Premises for the remainder of the Term, discounted to present value at a rate consistent with industry standards at the time of such determination and allowed by applicable law.

(iii)           After an Event of Default has occurred and prior to any final settlement action taken by Landlord under Section 14.2(b)(ii) above, in order to collect upon and manage the Additional Charges (which are not required to be paid to Landlord monthly under the other provisions of this Lease), Landlord shall be permitted to make a reasonable estimate of the Additional Charges due under this Lease during each Lease Year and may require Tenant to pay the estimated Additional Charges together with the monthly Minimum Rent prorated on a monthly basis. Landlord shall be obligated to remit to Tenant any excess over actual Additional Charges collected by Landlord within one hundred twenty (120) days after the end of each Lease Term.  All such sums collected by Landlord as estimated Additional Charges shall be used by Landlord to pay such Additional Charges, except to the extent that Tenant has failed to make all Minimum Rent payments to Landlord, in which event, Landlord may, at its election, apply such sums collected as estimated Additional Charges to past due Minimum Rent payments and any late fees charged to Tenant.

The rights and remedies of Landlord hereunder are cumulative, and pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

(c)        Additional Expenses.  In addition to payments required pursuant to subsections (a) and (b) of Section 14.2 above, Tenant shall compensate Landlord for all reasonable expenses incurred by Landlord in repossessing the Premises (including any increase in insurance premiums caused by the vacancy of the Premises), all reasonable expenses incurred by Landlord in reletting (including repairs, remodeling, replacements, advertisements and brokerage fees), all reasonable concessions granted to a new tenant upon reletting (including renewal options), all fees and expenses incurred by Landlord as a direct or indirect result of any appropriate action by a Landlord’s Mortgagee, any expenses of Landlord incurred for the installation of separate lines or meters for any public utilities not previously metered separately from adjacent property of Tenant and a reasonable allowance for Landlord’s administrative efforts, salaries and overhead attributable directly or indirectly to Tenant’s default and Landlord’s pursuing the rights and remedies provided herein and under applicable law.

14.3           Waiver.  If this Lease is terminated pursuant to law or the provisions of Section 14.2, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, reentry or repossession and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

14.4           Application of Funds.  All payments otherwise payable to Tenant which are received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the state in which the Premises are located.

Article 15.
(INTENTIONALLY DELETED)

ARTICLE 16.
HOLDING OVER

If Tenant shall for any reason remain in possession of the Premises after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be construed to be a monthly tenancy during which time Tenant shall pay as rental each month, for the first three (3) months of such month to month tenancy, (a) one hundred twenty-five percent (125%) of the aggregate of one-twelfth (1/12th) of the aggregate Minimum Rent payable with respect to the immediately preceding complete Lease Year; plus (b) all Additional Charges accruing during such month; and plus (c) all other sums, if any, payable pursuant to the provisions of this Lease with respect to the Premises.  Following the initial three (3) months of such month to month tenancy following expiration or early termination of the Term, Tenant shall pay as rental each month (a) one hundred fifty percent (150%) of the aggregate of one-twelfth (1/12th) of the aggregate Minimum Rent payable with respect to the immediately preceding complete Lease Year; plus (b) all Additional Charges accruing during such month; and plus (c) all other sums, if any, payable pursuant to the provisions of this Lease with respect to the Premises.  During such period of tenancy, Tenant and Landlord shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease and to continue its occupancy and use of the Premises.  Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE 17.
(INTENTIONALLY DELETED)

ARTICLE 18.
RISK OF LOSS

Except as otherwise provided in this Lease, during the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Premises in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and those claiming from, through or under Landlord) is assumed by Tenant and, Landlord shall in no event be answerable or accountable therefore nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent except as specifically provided in this Lease.

ARTICLE 19.
INDEMNIFICATION

19.1           Tenant’s Indemnity.  Notwithstanding the existence of any insurance provided for in Article 11, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Landlord and its partners, officers, agents and employees, and Landlord’s Mortgagee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of:  (a) any accident, injury to or death of persons or loss to property occurring on or about the Premises, including any claims of malpractice, (b) any use, misuse, no use, condition, maintenance or repair by Tenant of the Premises, (c) any Impositions which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease, (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease, (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by Tenant as landlord thereunder and (f) the violation of any Hazardous Materials Law occurring during the Lease Term, but excluding any period of time during which Landlord has re-entered and repossessed the Premises after Tenant’s abandonment thereof or otherwise caused by Landlord.  Any amounts which become payable by Tenant under this Section 19.1 shall be paid within thirty (30) days after liability therefore on the part of Landlord is finally determined by litigation or otherwise (including the expiration of any time for appeals) and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment.  Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord and its partners, officers, agents and employees, and Landlord’s Mortgagee or may compromise or otherwise dispose of the same as reasonably acceptable to Landlord.  Landlord shall cooperate with Tenant in a reasonable manner to permit Tenant to satisfy Tenant’s obligations hereunder, including the execution of any instruments or documents reasonably requested by Tenant.  Notwithstanding the foregoing, nothing herein shall be construed as indemnifying Landlord or its agents for their own negligent acts or omissions or willful misconduct.  Tenant’s liability for a breach of the provisions of this Section 19.1 shall survive any termination of this Lease.

19.2           Landlord’s Indemnity.  Landlord will protect, indemnify, save harmless and defend Tenant and the members of Tenant and its partners, officers, agents and employees from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Tenant by reason of:  (a) any accident, injury to or death of persons or loss to property occurring on or about the Premises relating to the construction of the Facility (but only until such date that the General Contractor’s construction warranties to Landlord under the final construction documents have expired); (b) any items excluded from the definition of “Impositions” pursuant to Article 34 hereof, (c) any failure on the part of Landlord to perform or comply with any of the terms of this Lease or the Ground Lease; and (d) the violation of any Hazardous Materials Law during any period of time during which Landlord has re-entered and repossessed the Premises after Tenant’s abandonment thereof or otherwise caused by Landlord.  Any amounts which become payable by Landlord under this Section 19.2 shall be paid within thirty (30) days after liability therefore on the part of Tenant is finally determined by litigation or otherwise (including the expiration of any time for appeals) and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment.  Landlord, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Tenant and its partners, officers, agents and employees, or may compromise or otherwise dispose of the same as reasonably acceptable to Tenant.  Tenant shall cooperate with Landlord in a reasonable manner to permit Landlord to satisfy Landlord’s obligations hereunder, including the execution of any instruments or documents reasonably requested by Landlord.  Nothing herein shall be construed as indemnifying Tenant or its agents for their own negligent acts or omissions or willful misconduct.  Landlord’s liability for a breach of the provisions of this Section 19.2 shall survive any termination of this Lease.

ARTICLE 20.
SUBLETTING AND ASSIGNMENT

20.1           Assignment.  Except as expressly permitted under Section 20.3 hereof, Tenant shall not do any of the following without the prior written consent of Landlord:  (i) assign, either directly or indirectly (including an assignment of Tenant’s rights hereunder occurring by merger, conversion, whether occurring directly or indirectly, or by other operation of law) or delegate all or any portion of Tenant’s rights or obligations under or in respect to the leasehold estate created under this Lease, and/or (ii) permit the use of all or any part of the Premises by any persons other than Tenant or its Affiliates.  In no event shall any assignee or subtenant use the Premises for any purpose other than a Permitted Use without Landlord’s consent, and in no event may Premises be used for a Prohibited Use.  In the event Tenant desires to make an assignment, Tenant shall deliver prior written notice thereof and thereafter Landlord shall provide Tenant with written information or any prohibited or limited uses of the Premises to any assignee or sublessee.  Tenant acknowledges that making any assignment without Landlord’s prior written consent shall be void, and if Tenant makes any assignment without such consent, Landlord shall have the right (but not the obligation) at anytime to declare an Event of Default hereunder.  Except as to a Permitted Assignment set forth in Sections 20.3 or 20.4 hereof, Landlord may require, as a condition precedent to consenting to any assignment, that (a) the assignee establishes to Landlord’s reasonable satisfaction such assignee’s financial ability to consistently perform the terms and obligations of this Lease, (b) the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be and become jointly and severally liable with Tenant for the performance thereof, (c) an original counterpart of each such assignment and assumption, duly executed by Tenant and such assignee shall be delivered promptly to Landlord, and (d) Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder.  In the event Tenant desires to make a assignment which requires Landlord’s consent, Landlord’s consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed.

20.2           Non-Disturbance, Subordination and Attornment.  Tenant shall insert in each sublease permitted hereunder provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the subtenant thereunder will, at Landlord’s option, attorn to Landlord and waive any right the subtenant may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease and (c) in the event the subtenant receives a written notice from Landlord or Landlord’s assignees, if any, stating that Tenant is in default under this Lease, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct.  All rentals received from the subtenant by Landlord or Landlord’s assignees, if any, as the case may be, shall be credited against amounts owing by Tenant under this Lease.  Landlord agrees that notwithstanding any default, termination, expiration, sale, entry or other act or omission of Tenant pursuant to the terms of this Lease, or at law or in equity, any subtenant’s possession shall not be disturbed unless such possession may otherwise be terminated pursuant to the terms of the applicable sublease.  Landlord hereby agrees, upon Tenant’s request, to execute a nondisturbance agreement in favor of any subtenant under any sublease permitted under Section 20.1 above; provided that any such subtenant has acknowledged all of the foregoing provisions and executed all documents required by this Section 20.2.

20.3           Permitted Subleases; Permitted Assignment to a Permitted Transferee.  Tenant may sublease all or any portion of the Premises without Landlord’s consent so long as (a) the subtenant agrees in writing to comply with the provisions of Section 20.2 and to be subject to and comply with all of the terms of this Lease, (b) an original counterpart of each such sublease, duly executed by Tenant and such subtenant shall be delivered promptly to Landlord and (c) Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder and further provided that there shall be no release of the Lease Guaranty without the express written consent of Landlord.  Any such subtenant shall be a “Permitted Transferee” for purposes hereof.  In addition, Tenant may either directly or indirectly assign this Lease, without the consent of Landlord, whether occurring by actual assignment of interests, merger, conversion, or other operation of law, Transfer of membership or partnership interests in Tenant or Transfer of any shares, membership interest, partnership interest, or ownership interest in the legal entity owning the membership or partnership interests in Tenant, to any person or entity, as allowed pursuant to those requirements set forth in Section 20.4 hereof, provided that there shall be no release of the Lease Guaranty without the express written consent of Landlord .  Any such assignee shall also be a “Permitted Transferee” for purposes hereof.  Tenant shall notify Landlord in writing at least thirty (30) days in advance of any change in its ownership structure, the Transfer of shares or ownership interest in the legal entity owning any partnership or membership interests in Tenant or assignment of this Lease to a Permitted Transferee and shall provide to Landlord all reasonably requested documentation relating to any such Transfer.

20.4           Permitted Assignment by Tenant or Initial Members to Third Parties.  Any direct or indirect assignment of any part of an Initial Member’s ownership interest in Tenant, whether occurring by actual assignment of interests, merger, conversion or other operation of law, to any party shall require Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed.  Landlord shall not withhold such consent if, in Landlord’s commercially reasonable opinion, (i) the proposed transferee (including such transferee’s direct and indirect equity owners) has equal or better financial strength and capability as the Initial Member transferring the interest (including the Initial Member’s direct and indirect equity owners), (ii) the proposed transferee has operating experience and capability comparable to the Member transferring the interest, and (iii) there shall be no release of the Lease Guaranty unless the proposed transferee executes a replacement lease guaranty acceptable to Landlord.  The transferee of any Assignment permitted pursuant to this Section 20.4 shall be a “Permitted Transferee” for purposes hereof.

At least thirty (30) days prior to the occurrence of any Assignment, merger, conversion or other similar event (collectively, an “Other Event”), Tenant shall deliver to Landlord notice of such proposed Assignment or other event, together with information concerning the anticipated date for closing of the Assignment or other event and, if the proposed assignee is not an Initial Member, the proposed assignee’s Financial Statements for the then current (in unaudited form if mid-fiscal year for such assignee) and the two (2) prior fiscal years.  Within fifteen (15) days after delivery to Landlord of a request for Assignment or other event, Landlord shall advise Tenant whether any additional information is required.  Landlord shall provide such consent or reason for withholding consent within thirty (30) days after delivery to Landlord of notice of such Assignment or other event and such reasonably requested financial information for assignee.  Landlord’s failure to provide such consent or reason for withholding consent within such thirty (30) day period shall be deemed approval.  In the event Tenant desires to make a sublease or assignment of the Lease, or assignment of an Initial Member’s ownership interest in Tenant, and Landlord’s consent is required hereby, Landlord’s consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed.

ARTICLE 21.
ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

21.1           At any time and from time to time within twenty (20) days following written request by Landlord, Landlord’s Mortgagee or any purchaser at a foreclosure sale of the Premises, Tenant will furnish to Landlord, Landlord’s Mortgagee or any purchaser at a foreclosure sale of the Premises (as applicable) a certificate from an authorized member of Tenant certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the dates to which the Rent has been paid and such other reasonable statements or information as requested.  Any such certificate furnished pursuant to this Article maybe relied upon by Landlord, Landlord’s Mortgagee and any prospective purchaser of the Building.

21.2           Tenant will furnish or cause to furnish the following statements to Landlord; provided that Tenant shall not be obligated to provide such information to Landlord it deems confidential and sensitive in its reasonable discretion.  Landlord shall keep all information provided by Tenant confidential and shall not share such information with any third parties (except (1) to Landlord’s attorneys, consultants, accountants, lenders or prospective purchasers of Landlord’s interest in the project (but not to any operators of a long term acute care hospital or in-patient rehabilitation facility), (2) in litigation between Landlord and Tenant, and (3) if required by court order, without the written consent of Tenant.  In no event shall Landlord share information with any third parties if such action would be in violation of the Securities Exchange Act of 1934.

(i)           Within one-hundred twenty (120) days after the end of each of Tenant’s fiscal years, a copy of the Financial Statements for the preceding fiscal year of Tenant and Tenant’s general partner or managing member, to the extent that such financial statements are prepared and available, and

(ii)           With reasonable promptness, such other information respecting the financial performance, condition and affairs of Tenant and Tenant’s general partner or managing member as Landlord may reasonably request from time to time, to the extent that such financial statements are prepared and available.

ARTICLE 22.
INSPECTION

Tenant shall permit Landlord and its authorized representatives to inspect the Premises upon prior written notice during usual business hours subject to any security, health, safety or confidentiality requirements of Tenant, any governmental agency, any Insurance Requirements relating to the Premises, or imposed by law or applicable regulations.

ARTICLE 23.
QUIET ENJOYMENT

So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to the terms of this Lease and all liens and encumbrances of record as of the date hereof or hereafter consented to by Tenant.  No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder.  Notwithstanding the foregoing, Tenant shall have the right by separate and independent action to pursue any claim or seek any damages it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article.

ARTICLE 24.
NOTICES

24.1       All Notices.  All notices, demands, requests, consents, approvals and other communications or documents to be provided under this Lease shall be in writing and shall be given to the party at its address or telecopy number set forth below or such other address or telecopy number as the party may later specify for that purpose by notice to the other party.  Each notice shall, for all purposes shall be deemed given and received:

(i)           If given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by that transmitting party during normal business hours on any Business Day or on the next Business Day if not confirmed during normal business hours;

(ii)           If hand delivered to a party when the copy of the notice is delivered;

(iii)          If given by nationally recognized and reputable overnight delivery service, the day on which the notice is actually received by the party at the address of the party specified below in this Article 24; or

(iv)           If given by certified mail, return receipt requested, postage prepaid, two Business Days after posted with the United States Postal Service, at the address of the party specified below, or if so addressed but receipt is refused:

If to Landlord:

Rome LTH Partners, LP
9301 North Central Expressway, Suite 300
Dallas, Texas 75231
Attention: Jason K. Dodd
Telephone:  (214) 953-1722
Telecopy:  (214) 953-0278

With a copy to:

Thomas W. Slover
Owens, Clary and Aiken, L.L.P.
700 N. Pearl Street, Suite 1600
Dallas, Texas 75201
Telephone:  (214) 698-2111
Telecopy:  (214) 698-2121

If to Tenant:

Mr. Jeff Zadoks
Chairman
The Specialty Hospital, LLC
7733 Forsyth Blvd., Suite 2300
St.  Louis, MO 63105-1806
Telephone: 314-659-2417
Telecopy: 866-245-0401

With a copy to:

Thompson Coburn LLP
Attn: James E. Dillon
One US Bank Plaza
St. Louis, Missouri 63101
Telephone: 314.552.6330
Telecopy: 314.552.7330

ARTICLE 25.
(INTENTIONALLY DELETED)

ARTICLE 26.
RIGHT OF FIRST OFFER; RIGHT OF FIRST REFUSAL

26.1           First Offer to Purchase.  During the Term hereof and provided that Tenant is not in default hereunder at such time, and in the event that Landlord desires to sell the Project, Tenant shall have an opportunity to purchase the Project upon the terms and conditions set forth in this Section 26.1, subject, however, to the limitations contained in this Article with respect to the right of first refusal of the Ground Lessor under the Ground Lease (the “Ground Lessor RFR”).  In the event that Landlord desires to sell the Project and/or list the Project for sale, then Landlord shall deliver written notice to Tenant of its intent to sell and/or list the Project and the material terms and conditions of such proposed sale or listing (the “Sale Notice”).  A copy of the Sale Notice shall also be delivered to the Ground Lessor pursuant to the Ground Lease.  The material terms that shall be included in Landlord’s Sale Notice to Tenant shall include, at a minimum, (i) the price for the Project and, if applicable, the terms of any owner financing, (ii) brokerage fees to be paid by Landlord, (iii) the due diligence or feasibility period that will be provided a potential buyer of the Project, (iv) the amount of any deposit required in connection with a contract for sale and when such deposit will be earned by Landlord, and (v) the date or time period for closing.  Tenant shall have a period of thirty (30) days after receipt of Landlord’s Sale Notice to deliver to Landlord a form of purchase and sale agreement meeting the minimum terms and conditions set forth in the Sale Notice.  Landlord shall respond to Tenant’s purchase and sale agreement within a period of ten (10) days following its delivery to Landlord, either accepting or rejecting the proposed purchase and sale agreement terms and conditions.  In the event the purchase and sale agreement is acceptable to Landlord, then Landlord will be obligated to offer the purchase and sale agreement to Ground Lessor under the Ground Lessor RFR.  The Ground Lessor will have a period of ten (10) days after the delivery of such purchase and sale agreement in which to accept the terms of the purchase and sale agreement and purchase the Project under the terms of such agreement.  In the event the Ground Lessor exercises its rights under the Ground Lessor RFR, then Landlord will be obligated to sell the Project to the Ground Lessor and Tenant shall have no right to purchase the Project under this Article 26 with respect to the Sale Notice giving rise to such purchase and sale agreement.  However, in the event the Ground Lessor does not exercise the Ground Lessor RFR within the ten (10) day period provided under the Ground Lease, then Landlord will be obligated to enter into such purchase and sale agreement with Tenant.

In the event that Tenant fails to deliver the form of purchase and sale agreement within the thirty (30) day period or the failure of Landlord and Tenant to agree to the terms of such purchase and sale agreement, Landlord shall be free to market and sell the Project to a third party purchaser, or its assignee or affiliated entity, free and clear or any rights of first offer or first refusal of Tenant, at substantially the same price, terms and conditions set forth in the Sale Notice (but subject to the rights of Ground Lessor under the Ground Lessor RFR in the event Landlord desires to enter into a purchase and sale agreement with any such third party, without regard to whether or not the terms of such purchase and sale agreement are consistent with the Sale Notice).  Notwithstanding the foregoing, Landlord may adjust the terms of any offer to a third party purchaser so long as the purchase price is not decreased by more than five percent (5%) of the amount set forth in the Sale Notice.  If the purchase price is decreased by more than five percent (5%) of the purchase price set forth in the Sale Notice, then Landlord shall be obligated to offer the Project to Tenant under the terms of Section 26.2 below (subject to the rights of the Ground Lessor under the Ground Lessor RFR, as referenced in Section 26.2).

26.2           First Refusal to Purchase.  During the Term hereof and provided that Tenant is not in default hereunder at such time, Tenant shall have a right of first refusal to purchase the Project as set forth in this Section 26.2.  In the event that Landlord receives a bona fide written offer to purchase the Project from a third party, which offer Landlord intends to accept (or has accepted subject to Tenant’s right of first refusal granted herein) (a “Third Party Offer”), then Landlord shall promptly provide Tenant and the Ground Lessor with a copy of such Third Party Offer (the “Third Party Offer Notice”).  The Ground Lessor will have a period of fifteen (15) days after the delivery of such Third Party Offer Notice in which to deliver written notice to Landlord of Tenant’s election to purchase the Project on the same terms and conditions contained in the Third Party Offer.  Landlord shall promptly notify Tenant of any such notice from Ground Lessor.  Tenant shall have thirty (30) days after receipt of the Third Party Offer Notice in which to deliver written notice to Landlord of Tenant’s election to purchase the Project on the same terms and conditions contained in the Third Party Offer.  If Tenant should fail to timely provide such written confirmation of its election to purchase the Project, then Tenant shall be deemed to have elected not to meet the terms of the Third Party Offer Notice and Landlord and the third party shall be entitled to proceed with the sale of the Project free and clear of any Tenant right of first refusal to purchase the Project (subject to the rights of the Ground Lessor under the Ground Lessor RFR).  If the Ground Lessor exercises its rights under the Ground Lessor RFR, then the Ground Lessor shall have the right to purchase the Project under the terms of the Third-Party Offer and Tenant shall have no right to purchase the Project pursuant to such Third-Party Offer Notice.  If Tenant exercises the foregoing option and Ground Lessor does not exercise its rights under the Ground Lessor RFR, then, such purchase shall be consummated by Landlord and Tenant within the time period set forth in the Third Party Offer.  If Tenant shall not exercise Tenant’s option to purchase set forth above within said thirty (30) day period after receipt of the Third Party Offer Notice, Landlord shall be free to sell the Project to the third party, or its assignee or affiliated entity (subject to the rights of the Ground Lessor under the Ground Lessor RFR), at the price, terms and conditions set forth in such offer.  Notwithstanding anything to the contrary contained in the foregoing, the terms of the Third Party Offer may be adjusted between Landlord and the Third Party after Tenant’s refusal or decline to purchase under this Section 26.2 so long as the purchase price is not decreased by more than five percent (5%) of the amount set forth in the Third Party Offer Notice.  If the purchase price is decreased by more than five percent (5%) of the purchase price set forth in the Third Party Offer Notice, then Landlord shall be obligated to offer the Project to Tenant again pursuant to this Section 26.2, but subject to the prior right of Ground Lessor to purchase the Project under the Ground Lessor RFR.  In the event that the Third Party Sale fails to close, for whatever reason, Tenant shall be entitled to exercise its right of first refusal as provided in this Section 26.2, as to any subsequently received bona fide third party offer for purchase of the Project that occurs during the Term of this Lease (again, subject to the prior rights of the Ground Lessor under the Ground Lessor RFR).

26.3           Ground Lessor Right of First Offer and Right of First Refusal.  Without limiting the foregoing provisions of Sections 26.1 and 26.2, it is recognized that the Ground Lessor has a benefit of the Ground Lessor RFR.  The right of first offer and right of first refusal of Tenant shall be subordinate to the Ground Lessor RFR.  Therefore, if the Ground Lessor exercises its Ground Lessor RFR and purchases the Project under the terms of the Ground Lease, then the right of first offer of Tenant shall not come into effect.  However, if the Ground Lessor does not exercise its right of first refusal under the Ground Lessor RFR, then the right of first offer of Tenant will come into effect and be superior to the rights of the Ground Lessor, subject only to the Ground Lessor’s right of first refusal again becoming effective in the event of any decrease in the Purchase Price by more than five percent (5%) of the original purchase price offered to Ground Lessor under the Ground Lessor RFR.

26.4           Removal of Personal Property  Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all Trade Fixtures, equipment, furniture, and other personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord).  Tenant shall repair all damage caused by such removal.  All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items.  The provisions of this Section 26.3 shall survive the end of the Term or Extended Term, as applicable.

26.5           Negative Pledge.  Tenant shall not, and shall not permit any of its Affiliates to, create, incur, permit or suffer to exist any lien upon Tenant’s property or the Premises now owned or hereafter acquired, except for Permitted Liens.

26.6           Limitation.  The foregoing provisions of this Article 26 shall not apply to a foreclosure sale, or a transfer by a deed or assignment in lieu of foreclosure to Landlord’s Mortgagee or its nominee and shall not apply to said Landlord’s Mortgagee or nominee as a seller after foreclosure if it shall be the purchaser at the foreclosure sale, or after a deed or assignment in lieu of foreclosure.

ARTICLE 27.
DEFAULT BY LANDLORD

27.1           Default by Landlord.  Landlord shall be in default of its obligations under this Lease if Landlord shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of sixty (60) days after written notice thereof from Tenant, unless such failure cannot with reasonable diligence be cured within a period of sixty (60) days, in which case such failure shall not be deemed to continue if Landlord, within said sixty (60) day period, proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof (the “Landlord Cure Period”).  The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.  In the event Landlord fails to cure any such default within the period provided, Tenant may seek such remedies available to Tenant hereunder or at law or in equity; provided, however, that Tenant shall have no right to terminate the Lease unless and until (i) such default, if left uncured, would render the Premises Unsuitable for its Permitted Use in Tenant’s commercially reasonable opinion, (ii) Tenant has provided Landlord with a second written notice of default relating to matters which were set forth in a prior written notice and which were not cured during the aforementioned Landlord Cure Period, which second notice shall clearly and unequivocally state that, if such matters are not cured in a second Landlord Cure Period, Tenant may terminate the Lease, and (iii) Landlord’s failure shall then continue for a second Landlord Cure Period.  Any sums owed Tenant by Landlord hereunder shall bear interest at the Overdue Rate from the date due and payable until the date paid.

27.2           Tenant’s Right to Cure.  Subject to the provisions of Section 28.1, if Landlord shall breach any covenant to be performed by it under this Lease, Tenant, after notice to and demand upon Landlord in accordance with Section 27.1 and the expiration of the cure period provided in Section 27.1, without waiving or releasing any obligation of Landlord hereunder, and in addition to all other remedies available hereunder and at law or in equity to Tenant, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Landlord.  All sums so paid by Tenant and all costs and expenses (including reasonable attorneys’ fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Tenant, shall be paid by Landlord to Tenant in the form of (i) a lump sum payment to Tenant or (ii) a credit against Tenant’s future Rent obligations, at Landlord’s option.  The rights of Tenant hereunder to cure and to secure payment from Landlord in accordance with this Section 27.2 shall survive the termination of this Lease.

27.3           The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual, direct, but not consequential, damages therefor and shall be recoverable from the interest of Landlord in the Building and the Ground Leasehold Estate, and neither Landlord nor any of its partners, affiliates, subsidiaries, agents or employees shall be personally liable for any deficiency.  This section shall not be deemed to limit or deny any remedies that Tenant may have in the event of a default by Landlord hereunder which does not involve the personal liability of Landlord.

ARTICLE 28.
LIMITED MEDIATION / LIMITED ARBITRATION

28.1           Limited Mediation / Limited Arbitration.  In the event that a dispute arises between Landlord and Tenant regarding whether the Premises have become Unsuitable for their Permitted Use in the event of a condemnation as set forth in Article 13 of this Lease, then Landlord and Tenant agree, within fifteen (15) business days after a dispute has arisen between them concerning the suitability of the Premises for its Permitted Use under Article 13, to submit their dispute before a mutually agreed upon mediator and to use good faith efforts to reach an agreement concerning the continued suitability of the Premises for its Permitted Use.  In the event that Landlord and Tenant are unable to settle their dispute, then the parties agree to arbitrate their claim as set forth in this Article 28 and in accordance with the rules and procedures established by the American Arbitration Association (“AAA”).  Unless agreed to by Landlord and Tenant, no other controversy between the parties hereto shall be required to be settled by arbitration or mediation.

28.2           Appointment of Arbitrator.  The party or parties requesting arbitration shall serve upon the other a written demand therefore specifying the matter to be submitted to arbitration, and nominating an arbitrator.  Within twenty (20) days after receipt of such written demand and notification, the other party shall, in writing, nominate a competent disinterested arbitrators and the two arbitrators so designated shall, within ten days thereafter, select a third (3rd) arbitrator and give immediate written notice of such selection to the parties and shall fix in said notice a time and place for the first (1st) meeting of the arbitrators, which meeting shall be held as soon as conveniently possible after the selection of all arbitrators, at which time and place the parties to the controversy may appear and be heard.  All such arbitrators shall be disinterested parties and shall be picked from a pool of professionals and educators in the medical field, such as administrators, senior managers or officers of rehabilitation / long term acute care operating management companies or university personnel qualified in health care administration.

28.3           Third Arbitrator.  In case the notified party or parties shall fail to make a selection upon notice, as aforesaid, or in case the first two arbitrators selected shall fail to agree upon a third arbitrator within ten (10) days after their selection, then such arbitrator or arbitrators may, upon application made by either of the parties to the controversy, after twenty (20) days’ written notice thereof to the other party or parties, have a third arbitrator appointed by any judge of any United States court of record having jurisdiction in the state in which the Premises is located or, if such office shall not then exist, by a judge holding an office most nearly corresponding thereto.

28.4           Arbitration Procedure.  Said arbitrators shall give each of the parties not less than ten days’ written notice of the time and place of each meeting at which the parties or any of them may appear and be heard and after hearing the parties in regard to the matter in dispute and taking such other testimony and making such other examinations and investigations as justice shall require and as the arbitrators may deem necessary, they shall decide the questions submitted to them.  The decision of said arbitrators in writing signed by a majority of them shall be final and binding upon the parties to such controversy. In rendering such decisions, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease.

28.5           Expenses.  The expenses of such arbitration shall be divided between Landlord and Tenant unless otherwise specified in the decision of the arbitrators.  Each party in interest shall pay the fees and expenses of its own counsel.

ARTICLE 29.
FINANCING OF THE PREMISES

Landlord shall have the right to grant or create any mortgage, deed of trust, lien, or other encumbrance as security interest on the Project, including any renewals or modifications of the Landlord’s Mortgage (“Encumbrance”), without the prior written consent of Tenant; provided, however, Landlord shall use its best efforts to include a provision in the Encumbrance requiring the holder of such Encumbrance to simultaneously with or prior to recording the Encumbrance agree to give Tenant notice of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance, and to permit Tenant to appear with its representatives and to bid at any public foreclosure sale with respect to any such Encumbrance.

This Lease and Tenant’s rights hereunder are expressly subordinate and subject to the terms and conditions of the Ground Lease and the Lease, Transfer and Reversion Agreement between The Hospital Authority of Floyd County (“Fee Owner”), as landlord, and Ground Lessor, as tenant, dated December 17, 1996, as such document may be amended, extended or assigned from time to time (the “Medical Center Master Lease”), provided, however, that Landlord shall not consent to any amendment of the Ground Lease or Medical Center Master Lease that would have a material adverse effect on Tenant without Tenant’s prior written consent.

ARTICLE 30.
SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE

This Lease shall at all times be subject and subordinate to the lien of any deed of trust, mortgage or other security instrument, including Landlord’s Mortgage, and Tenant agrees, upon demand, without cost, to execute instruments as may be reasonably required to further effectuate or confirm such subordination, so long as such subordination recognizes Tenant’s rights under this Lease in the manner described in the following paragraph.  The subordination contained herein shall be subject to the execution and delivery of a written Subordination, Non-Disturbance, and Attornment Agreement by the applicable Landlord’s Mortgagee, and Tenant agrees to execute any such commercially reasonable form of Subordination, Non-Disturbance, and Attornment Agreement proposed by the applicable Landlord’s Mortgagee.

Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, and as a condition to the subordination described in this Article 30 above or to Tenant’s obligation to execute any instruments as otherwise required under this Article 30 above, Tenant’s tenancy and Tenant’s rights under this Lease or any Easement shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by the existence of, or any default under, any Landlord’s Mortgage, and in the event of a foreclosure or other enforcement of any Landlord’s Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease and any Renewal Term, the rights of Tenant under this Lease shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing.  Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by law.

Notwithstanding the provisions of Article 30 above, the holder of any Landlord’s Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Landlord’s Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.

At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Project, or of a Landlord’s Mortgagee who has granted nondisturbance to Tenant pursuant to Article 30 above, to attorn, from time to time, to any such owner or Landlord’s Mortgagee, upon the terms and conditions of this Lease, for the remainder of the Term.  The provisions of this Article 30 shall inure to the benefit of any such owner or Landlord’s Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Landlord’s Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

Tenant and Landlord agree that, if requested by the other to, without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement reasonably requested by a Landlord’s Mortgagee or Tenant, as the case may be, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of Article 30 above, Tenant hereby agrees for the benefit of any Landlord’s Mortgagee whose name and address have been provided to Tenant that Tenant will not, (i) without in each case securing the prior written consent of such Landlord’s Mortgagee, such consent not to be unreasonably withheld, conditioned or delayed, amend or modify this Lease or enter into any agreement with Landlord so to do, (ii) without the prior written consent of such Landlord’s Mortgagee which may be withheld in its sole discretion, cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Landlord’s Mortgagee with respect to any termination permitted under the express terms hereof or (iii) pay any installment of Minimum Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

If any Person providing financing of Trade Fixtures, requires a landlord consent or collateral access agreement from Landlord, Landlord shall execute and deliver such consent or such collateral access agreement as is reasonably acceptable to Landlord promptly after Tenant’s request therefore.

ARTICLE 31.
EXTENSION TERMS

Tenant and/or its Permitted Transferee shall have the right, at its option, to extend the Initial Term of this Lease for four (4) consecutive extension terms (the “Extension Terms”), each Extension Term being five (5) years in length.  Each Extension Term shall commence on the day after the expiration of the preceding Lease Term and shall expire on the fifth (5th) anniversary of the day on which the respective Extension Term commenced.  The option to extend the Initial Term or any Extension Term of this Lease for an Extension Term as described above must be exercised by Tenant at least three (3) months, but no more than nine (9) months prior to the last day of the Initial Term or Extended Term, as the case may be.  Failure of Tenant to timely exercise any extension right shall terminate all further extension rights.  The terms and conditions of this Lease shall apply to each Extension Term with the same force and effect as if such Extension Term had originally been included in the Initial Term of the Lease.  The right of Tenant to exercise its right to extend the Initial Term and for any Extension Term shall be conditioned upon this Lease being in full force and effect, and no Event of Default then existing as of both the date that Tenant notifies Landlord of Tenant’s decision to extend the term of this Lease for any of the Extension Terms.  The Initial Term, together with any Extension Term which Tenant properly exercises its option with respect to, and for which the conditions related thereto are satisfied, shall constitute the “Term” of this Lease.

ARTICLE 32.
CONSTRUCTION OF THE PREMISES

Landlord shall construct the Premises in accordance with the terms of the Work Letter attached hereto as Exhibit E.

ARTICLE 33.
MISCELLANEOUS

33.1           No Waiver.  No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term.  To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

33.2           Remedies Cumulative.  To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

33.3           Surrender.  No surrender to Landlord of this Lease or of the Premises or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

33.4           No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or (b) this Lease, or the leasehold estate created hereby or any interest in this Lease and Landlord’s ground lessee interest in the Land.

33.5           Transfers by Landlord.  If Landlord or any successor owner of the Project shall convey the Project in accordance with the terms hereof (subject to the terms of Article 26 hereof), other than as security for a debt, the grantee or transferee of the Project shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, and shall be reasonably capable of performing the obligations of Landlord hereunder and Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

33.6           General.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant and Landlord against the other arising out of or relating to this Lease and arising prior to any date of termination of this Lease shall survive such termination.  If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.  If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.  Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by Landlord and Tenant.  All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  This Lease shall be governed by and construed in accordance with the laws of Georgia, but not including its conflict of laws rules.  This Lease may be executed in one or more counterparts, each of which shall be an original but, when taken together, shall constitute but one document.

33.7           Memorandum of Lease.  Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease in form suitable for recording under the laws of the state in which the Premises is located in which reference to this Lease, and all options contained herein, shall be made.

33.8           Transfer of Licenses.  Upon the expiration or earlier termination of the Term, Tenant shall take all action necessary to effect or useful in effecting the transfer to Landlord or Landlord’s nominee of all licenses, operating permits and other governmental authorizations and all service contracts which may be necessary or useful in the operation of the Premises and which relate exclusively to the Premises, which have not previously been transferred or assigned to Landlord and further which are in fact transferable to Landlord or Landlord’s nominee.  To the extent Landlord or its nominee operates under Tenant’s licenses, operating permits or other governmental authorization or service contracts after the termination of this Lease, then Landlord agrees to indemnify and hold harmless Tenant against all demands, claims, costs and actions brought against Tenant related to such transferred licenses, operating permits, governmental authorizations or service contracts.

33.9           Right to Participate.  For a period of ten (10) years following the Commencement Date, Tenant agrees to grant Landlord the first right of opportunity to submit proposals for participation in the construction or development of any design build facilities to be constructed, developed or operated by Tenant within Floyd County, Georgia.  For the purposes hereof, and without limiting the generality of the foregoing, Tenant shall provide Landlord written notice of any such design built opportunity, including any appropriate direction to allow Landlord to participate in any bidding process or submission of proposals regarding such projects.  In the event of any termination of this Lease by reason of Tenant’s default, Tenant agrees to grant Landlord the opportunity to submit such proposals for projects to be constructed, developed or operated by Tenant within Floyd County, Georgia for a period equal to the remainder of the term of this Lease as if it had not been terminated.

ARTICLE 34.
GLOSSARY OF TERMS

34.1           Definitions.  For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article 34 have the meanings assigned to them in this Article 36 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision and (e) the word “including” shall mean “including without limitation.”  For purposes of this Lease, the following terms shall have the meanings indicated:

“Additional Charges” has the meaning set forth in Section 2.2 hereof.

“Additional Costs” has the meaning given it in the Work Letter attached hereto as Exhibit E.

“Adjustment Date” has the meaning set forth in Section 2.1(b) hereof.

“Affiliate,” when used with respect to any Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control,” as used with respect to any person, shall mean the possession, directly and indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

“Approved Development Costs” has the meaning given it in the Work Letter attached hereto as Exhibit E.

“Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

“Building” has the meaning set forth in Article 1.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Rome, Georgia are closed.

“Charge” has the meaning set forth in Article 10 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning set forth in Article 1.

“Condemnation” means the transfer of all or any part of the Premises as a result of (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Contract Documents” has the meaning given it in the Work Letter, attached hereto as Exhibit E.

“Control” means, as used with respect to any Person, the possession, directly and indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

“Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

“Effective Date” has the meaning set forth in the first paragraph of this Lease.

“Encumbrance” has the meaning set forth in Article 29.

“Event of Default” or “Default” has the meaning set forth in Section 14.1.

“Excluded Taxes” means any income or franchise taxes based upon, measured by, or calculated with respect to net income or profits (but not including any franchise tax based upon gross receipts with respect to the Rent), inheritance, estate, succession, transfer or any similar taxes.

“Extension Term” has the meaning set forth in Section 31.

“Fee Owner” means The Hospital Authority of Floyd County, Georgia, a hospital authority organized and duly existing pursuant to O.C.G.A. Section 31-7-70.

“Fiscal Year” means the 12-month period from January 1 to December 31.

“Financial Statements” means for any fiscal year or other accounting period for Tenant, or such other party identified as being obligated to deliver to Landlord its Financial Statements, profit and loss statements for such period and for the period from the beginning of the respective fiscal year of Tenant or such other party to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year of Tenant, or such other party, and prepared in accordance with generally accepted accounting principles consistently applied, except as noted.

“Final Construction Documents” has the meaning given it in the Work Letter.

“Final Project Budget: has the meaning given it in the Work Letter attached hereto as Exhibit E.

“Fixtures” shall mean all fixtures (except Trade Fixtures) and as more specifically set forth in Article 1.

“Floyd” has the meaning set forth in Section 2.5(a) herein

“Force Majeure” shall have the meaning set forth in the Work Letter, attached hereto as Exhibit E.

“Future Improvements” has the meaning set forth in Section 8.1 herein.

“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).

“Ground Lease” shall mean that certain Ground Lease Agreement covering the Land dated December 18, 2009, executed between Floyd Healthcare Management, Inc., a Georgia corporation, as Landlord therein, and Rome LTH Partners, LP, a Texas limited partnership, as Tenant therein.

“Ground Lessor” means Floyd Healthcare Management, Inc., a Georgia corporation, as Landlord under the Ground Lease.

“Guarantor” shall mean RehabCare Group, Inc., a Delaware limited liability company, its successors and assigns and/or any other entity providing a guaranty for the Lease.

“Hazardous Materials” means any substance, including asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, medical waste, chemicals, pollutants, effluents, contaminants, emissions or related materials and items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

“Hazardous Materials Law” means any law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, whether heretofore or hereafter enacted or effective and all regulations, orders, or decrees heretofore or hereafter promulgated thereunder.

“Hospital Authority” shall mean the Hospital Authority of Floyd County.

“Impositions” means, collectively, all taxes relating to the Project, including all ad valorem, sales and use, gross receipts, action, privilege, rent (with respect to any ground leases) or similar taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer, garbage or other rents and charges, excises, tax levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Project and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord or Landlord’s interest in the Project, (b) the Rent, the Project or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Project or use of the Project or any part thereof; provided, however, and notwithstanding the foregoing, that nothing contained in this Lease shall be construed to require Tenant to pay, nor shall the term “Improvements” include (1) any tax based on net income (whether denominated as a franchise, capital stock, excess profits, estate, inheritance or other tax) imposed on Landlord, (2) any transfer or net revenue tax of Landlord, (3) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any portion of the Project or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on the Project, except to the extent that any tax, assessment, tax levy or charge which Tenant is obligated to pay pursuant to this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1), (2) or (3) is levied, assessed or imposed expressly in lieu thereof.

“Initial Term” has the meaning set forth in Article 1.

“Insurance Requirements” means all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

“Land” has the meaning set forth in Article 1.

“Landlord” means Rome LTH Partners, LP, a Texas limited partnership, and its successors and assigns.

“Landlord Cure Period” has the meaning set forth in Section 27.1.

“Landlord’s Mortgage” has the meaning set forth in Section 11.1.

“Landlord’s Mortgagee” has the meaning set forth in Section 11.1.

“Landlord’s Work” shall have the meaning given it in the Work Letter, attached hereto as Exhibit E.

“Lease” means this Lease Agreement.

“Lease Year” means each period of twelve (12) full calendar months during the Term of this Lease, and in the event that the Commencement Date is a day other than the first day of the month, then the first Lease Year shall also include the remainder of the month in which the Commencement Date occurred.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Project or the construction, use or alteration thereof (including zoning ordinances), whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations of or to the Project, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, actions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Project.

“Medical Center Master Lease” means that certain Lease, Transfer and Reversion Agreement by and between The Hospital Authority of Floyd County and Floyd Healthcare Management, Inc. dated December 17, 1996, as such document has previously been amended.

“Minimum Rent” has the meaning set forth in Section 2.1 hereof.

“Net Rentable Square Foot” means the number of rentable square feet contained within the Premises as established by the Project Architect after the completion of Landlord’s Work in accordance with the Measurement Method (as defined in the Work Letter, attached hereto as Exhibit E.

“Overdue Rate” means as of any date, a rate per annum equal to the Prime Rate as of such date, plus three percent (3%), but in no event greater than maximum rate then permitted under applicable law.

“Payment Date” means any due date for the payment of the installments of Minimum Rent under this Lease.

“Pedestrian Connection Hallway” shall mean that certain pedestrian connection hallway connecting the Building with the adjacent Floyd Medical Center building as shown on the site plan attached to the REA.

“Permitted Exceptions” has the meaning set forth in Article 1 hereof.

“Permitted Liens” means (i) liens described on Exhibit B attached hereto, (ii) pledges or deposits made to secure payments of worker’s compensation insurance (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs, (iii) liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen and other like liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due and payable, (iv) liens for taxes, assessments and governmental charges or levies if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (v) liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, duties or other similar charges, or (vi) liens to secure purchase money indebtedness, so long as the indebtedness incurred to purchase the new asset is secured only by such asset.

“Permitted Transferee” has the meaning set forth in Sections 20.3 and 20.4 hereof.

“Permitted Use” has the meaning set forth in Section 5.2(a).

“Person” means a natural person, corporation, partnership, trust, association, limited liability company or other entity.

“Personal Property” means the Landlord provided machinery, equipment, furniture, furnishings, computers, signage, Trade Fixtures and/or other personal property and consumable inventory and supplies used or useful in the operation of the Premises for its Permitted Use, together with all replacements and substitutions therefore, specifically set forth in Exhibit E attached hereto.

“Potential Expansion” has the meaning set forth in Section 8.1(d) hereof.

“Preliminary Project Budget” means the estimated budget for the Project attached hereto as Exhibit F.

“Premises” has the meaning set forth in Article 1.

“Prime Rate” means the annual rate reported by The Wall Street Journal, Eastern Edition (or, if The Wall Street Journal shall no longer be published or shall cease to report such rates, then a publication or journal generally accepted in the financial industry as authoritative evidence of prevailing commercial lending rates), from time to time as being the prevailing prime rate (or, if more than one such rate shall be published in any given edition, the arithmetic mean of such rates).  The prime rate is an index rate used by The Wall Street Journal to report prevailing lending rates and may not necessarily be the most favorable lending rate available.  Any change in the Prime Rate hereunder shall take effect on the effective date of such change in the prime rate as reported by The Wall Street Journal, without notice to Tenant or any other action by Landlord. Interest shall be computed on the basis that each year contains 360 days, by multiplying the principal amount by the per annum rate set forth above, dividing the product so obtained by 360, and multiplying the quotient thereof by the actual number of days elapsed.

“Prohibited Use” means the use of the Premises in connection with:  (i) any sexually oriented business as defined by applicable city ordinance; (ii) heavy manufacturing facility or industrial uses; (iii) other use prohibited under the Permitted Exceptions in effect on the Effective Date of this Lease and applicable to the Premises; or (iv) any use prohibited by the Ground Lease or the Medical Center Master Lease (but not including any amendments thereto to which Tenant has not consented in writing).

“Project Improvements” has the meaning set forth in the Work Letter attached hereto as Exhibit E.

“Proportionate Share” means 86.16%, the percentage that is obtained by dividing (a) the rentable square feet in the Premises by (b) the rentable square feet in the Building, as it may be expanded.  Such percentage may be adjusted upon final determination of the exact square footage contained in the Premises and the exact rentable square footage contained in the Building, as determined by final architectural drawings, and shall be set forth in an amendment to this Lease.  Landlord and Tenant acknowledge that Tenant’s Proportionate Share will be impacted if the Potential Expansion is constructed, and if so, such revised Proportionate Share shall be set forth in an amendment to this Lease.

“Project” has the meaning set forth in Article 1.

“Punchlist Items” shall have the meaning given to it in the Work Letter attached hereto as Exhibit E.

“REA” shall mean that certain Declaration of Covenants, Restrictions and Easements dated December 18, 2009, executed by Floyd Healthcare Management, Inc., a Georgia corporation, and recorded in the Public Records of Floyd County, Georgia.

“Rent” means, collectively, the Minimum Rent and the Additional Charges.

“RHH” means RehabCare Hospital Holdings, L.L.C., a Delaware limited liability company.

“Sale Notice” has the meaning set forth in Section 26.1.

“Substantial Completion” shall have the meaning set forth in the Work Letter attached hereto as Exhibit E.

“Taking” means a taking or voluntary conveyance during the Term hereof of all or part of the Project, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any Condemnation or other eminent domain proceeding affecting the Project whether or not the same shall have actually been commenced.

“Tenant” means The Specialty Hospital, LLC, a Georgia limited liability company and its Permitted Transferee(s).

“Term” means the Initial Term and any Extension Term as to which Tenant has properly and timely exercised its options to extend contained in Article 31 hereof unless earlier terminated pursuant to the provisions hereof.

“Third Party Offer” has the meaning set forth in Section 26.2.

“Third Party Offer Notice” has the meaning set forth in Section 26.2.

“Trade Fixtures” shall mean all fixtures, equipment and other items of personal property (whether or not attached to the Improvements) which from time to time, are located at the Premises and which are owned or leased by Tenant or by any subtenant or other user or occupant of the Premises and used by Tenant or such subtenant, user or occupant in the operation of the business it conducts on, at or about the Premises.

“Unsuitable for Its Permitted Use” as used in Article 13 of this Lease, shall mean that, by reason of a partial Taking, in the good faith judgment of Landlord and Tenant, reasonably exercised, the Premises cannot be profitably operated for its Permitted Use, taking into account, among other relevant factors, the number of usable beds affected by such damage or destruction or partial Taking.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

06400.322/D01.16

IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the date first written above.

Landlord:			Tenant:

ROME LTH PARTNERS, LP,			THE SPECIALTY HOSPITAL, LLC,
a Texas limited partnership			a Georgia limited liability company

By:	Rome LTH Managers, LLC
	a Texas limited liability company,		By:	/s/ Jeff Zadoks
	Its General Partner		Name: Jeff Zadoks
Title: Chairman

	By:	/s/ Jason K. Dodd
	Name:	Jason K. Dodd
Title: Manager

STATE OF _________________    )
                                                          ) SS
COUNTY OF________________   )

I, ________________, a Notary Public in and for said County, in the State aforesaid, do hereby certify that Jeff Zadoks, personally known to me to be the same person whose name is subscribed to the foregoing instrument as the Chairman of The Specialty Hospital, LLC, a Georgia limited liability company, appeared before me this day in person and acknowledged that he signed, sealed and delivered the same instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this ____ day of ___________, 20__.

Notary Public
My Commission expires:

STATE OF TEXAS ___________________   )
                                                                    ) SS
COUNTY OF DALLAS ________________   )

I, ________________, a Notary Public in and for said County, in the State aforesaid, do hereby certify that _________________, personally known to me to be the same person whose name is subscribed to the foregoing instrument as the Manager of Rome LTH Managers, LLC, a Texas limited liability company, the General Partner of Rome LTH Partners, LP, a Texas limited partnership, appeared before me this day in person and acknowledged that he signed, sealed and delivered the same instrument as his free and voluntary act, for the uses and purposes therein set forth on behalf of said limited partnership.

GIVEN under my hand and notarial seal this ____ day of ___________, 20__.

Notary Public
My Commission expires:

EXHIBIT A

LAND DESCRIPTION

BEING A LEASE PARCEL LYING WHOLLY WITHIN THE  CAMPUS OF FLOYD MEDICAL CENTER, LOCATED IN THE THIRD WARD OF THE CITY OF ROME, FLOYD COUNTY, GEORGIA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Commencing at an iron pin in the southerly right-of-way margin of Turner McCall Boulevard, said iron pin being located at the point of curvature of a curve in the intersection of the southerly right-of way margin of Turner McCall Boulevard with the westerly right-of-way margin of North Fourth Avenue; thence, with the southerly right-of-way margin of Turner McCall Boulevard, North 89°02’08” West a distance of 288.33 feet to an existing iron pin; thence, leaving said southerly right of-way margin, South 13°38’54” West a distance of 78.66 feet to a point in the most northeasterly corner of the Lease Parcel to be described, and the true and actual Point of Beginning;

Thence South 01°00’46” West a distance of 31.00 feet to a point;
Thence South 88°59’13” East a distance of 7.00 feet to a point;
Thence South 01°00’47” West a distance of 37.67 feet to a point;
Thence North 88°59’13” West a distance of 7.00 feet to a point;
Thence South 01°00’47” West a distance of 31.00 feet to a point;
Thence North 88°59’13” West a distance of 127.50 feet to a point;
Thence South 01°00’47” West a distance of 23.76 feet to a point on the face of an existing building;
Thence, with face of said building, North 88°59’12” West a distance of 23.67 feet to a point;
Thence, leaving face of said building, North 01°00’47” East a distance of 23.76 feet to a point;
Thence North 88°59’13” West a distance of 46.02 feet to a point;
Thence North 01°12’09” East a distance of 31.00 feet to a point;
Thence North 88°59’13” West a distance of 7.09 feet to a point;
Thence North 01°00’47” East a distance of 37.67 feet to a point;
Thence South 88°59’13” East a distance of 7.00 feet to a point;
Thence North 01°00’47” East a distance of 31.00 feet to a point;
Thence South 88°59’13” East a distance of 197.17 feet to the Point of Beginning.

The parcel thus described contains 20,741.24 square feet, or 0.476 acre, more or less.

EXHIBIT A-1

PREMISES

(SEE ATTACHED)

FIRST FLOOR - TENANT AREA PLAN
Lease Area - LTACH Tenant Space = 10,226 S.F.
Lease Area - FMC Tenant Space = 7,924 S.F.

**Earl Swensson Associates, Inc.**

Floyd Medical Center

ROME, GEORGIA

LTACH TOWER ADDITION

SECOND FLOOR - TENANT AREA PLAN
Lease Area - LTACH Tenant Space = 17,364 s.f.
Lease Area - FMC Tenant Space = 0 s.f.

Earl Swensson Associates, Inc.

Floyd Medical Center

ROME, GEORGIA

LTACH TOWER ADDITION

## THIRD FLOOR - TENANT AREA PLAN

Lease Area - LTACH Tenant Space = 17,006 s.f.

Lease Area - FMC Tenant Space = 0 s.f.

**Earl Swensson Associates, Inc.**

Floyd Medical Center

ROME, GEORGIA

LTACH TOWER ADDITION

FOURTH FLOOR - TENANT AREA PLAN
Lease Area - LTACH Tenant Space = 1,019 s.f.
Lease Area - FMC Tenant Space = 0 s.f.

**Earl Swensson Associates, Inc.**

Floyd
Medical Center

ROME, GEORGIA

LTACH TOWER ADDITION

EXHIBIT B

LIST OF PERMITTED EXCEPTIONS

1.	Standby fees, taxes and assessments by any taxing authority for calendar year 20__, and all subsequent years, which taxes are not yet due and payable.

2.	The Landlord’s Mortgage.

3.	Lease, Transfer and Reversion Agreement, dated December 17, 1996, between Hospital Authority of Floyd County, as Lessor, and Floyd Healthcare Management, Inc. (“Floyd”), as Lessee.

4.	Ground Lease Agreement, dated _________________, 2009, between Floyd, as Landlord, and the Landlord as Tenant.

5.	Declaration of Covenants, Restrictions and Easements, dated ________________, 2009, executed by Floyd.

6.
Conveyance and Reservation of Access Rights by and between the Department of Transportation, State of Georgia and Hospital Authority of Floyd County, dated December 30, 1985, filed for record December 31, 1985, at 3:45 p.m., recorded in Deed Book 949, Page 116, aforesaid Records.

7.
Declaration of Easements and Restrictions by Hospital Authority of Floyd County, Georgia, a Georgia hospital authority, dated as of June 10, 2004, filed for record June 18, 2004, at 11:07 a.m., recorded in Deed Book 1878, Page 902, aforesaid records; as modified by that certain Modification of Declaration of Easements and Restrictions by and between Hospital Authority of Floyd County, Georgia, a Georgia hospital authority, and 330 Physicians Center, L.P., f/k/a Floyd Physicians Center, L.P., a Georgia limited partnership, dated as of December 22, 2005, filed for record January 4, 2006, at 11:09 a.m., recorded in Deed Book 1986, Page 590, aforesaid records.

8.	Easement from Hospital Authority of Floyd to Georgia Power Company, dated October 26, 2004, filed for record January 31, 2005, at 3:40 p.m., recorded in Deed Book 1920, Page 778, aforesaid records.

9.
All those matters as disclosed by that certain preliminary survey entitled “ALTA/ACSM Land Title Land Survey Prepared For Littlejohn Engineering Associates, Inc.”, prepared by Williams, Sweitzer and Barnum, Inc., bearing the seal and certification of Robert L. Moss, Georgia Registered Land Surveyor No. 1498, dated November 25, 2009.

B-1

EXHIBIT C

ESTIMATED MINIMUM RENT SCHEDULE

This Exhibit designates the estimated Minimum Rent for the Premises for each Lease Year of the Initial Lease Term:

[******************]

C-1

EXHIBIT D

CORPORATE GUARANTY

In consideration of and as an inducement for the granting, execution and delivery of that certain Lease, dated as of December ___, 2009 (together with any amendments thereto, hereinafter called “Lease”), by ROME LTH PARTNERS, LP, a Texas limited partnership, the Landlord therein named (whether one or more, collectively hereinafter called “Landlord”), to THE SPECIALTY HOSPITAL, LLC, a Georgia limited liability company, the Tenant therein named (hereinafter called “Tenant”), with respect to that certain parcel of real property located in Rome, Floyd County, Georgia, which is more fully described on Exhibit A attached hereto, and in further consideration of the sum of One Dollar ($1.00) and other good and valuable consideration paid by Landlord to the undersigned, REHABCARE GROUP, INC., a Delaware corporation (hereinafter called “Guarantor”), Guarantor, intending to be legally bound, hereby irrevocably guarantees to Landlord (i) the full and prompt payment when due (whether at stated maturity, by acceleration, or otherwise) of eighty percent (80%) of any Minimum Rent and Additional Rent and any and all other sums and charges payable by Tenant under the Lease, and (ii) the full, faithful and prompt performance and observance of all the covenants, terms, conditions, and agreements contained in the Lease which are to be performed and observed by Tenant (all payment and performance obligations referred to in clauses (i) and (ii) being referred to herein, collectively, as the “Obligations”); and Guarantor does hereby become primary obligor, and not only surety to Landlord, for and with respect to the Obligations.  Terms used herein with their initial letters capitalized which have been specifically defined in the Lease shall have the same meaning herein as in the Lease unless such terms are otherwise defined in this Guaranty.

Guarantor covenants and warrants that RehabCare Hospital Holdings, LLC, an Initial Member of Tenant, is a wholly owned subsidiary of RehabCare Group, Inc.

This Guaranty is an absolute, irrevocable and unconditional guaranty of payment (and not of collection) and of performance of any outstanding liability of Tenant under the Lease up to the extent of the Obligations.  Guarantor’s liability hereunder is direct and is independent of the Obligations, and may be enforced without Landlord being required to resort to any other right, remedy or security and this Guaranty shall be enforceable against Guarantor without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant or the joiner of Tenant in any suit or proceeding, and without the necessity of any notice of non-payment, non-performance or non-observance of any of the Obligations by Tenant or of any notice of acceptance of this Guaranty or of Landlord’s intention to act in reliance hereon or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in nowise be terminated, affected or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

This Guaranty shall be a continuing Guaranty, and (whether or not Guarantor shall have notice or knowledge of any of the following) the liability and obligations of Guarantor hereunder shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way impaired by (a) any exercise or non-exercise of any right, power, remedy or privilege under or in respect of the Lease or this Guaranty or any waiver, consent or approval by Landlord with respect to any of the covenants, terms, conditions or agreements contained in the Lease or any indulgences, forbearances or extensions of time for performance or observance allowed to Tenant from time to time and for any length of time; (b) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding relating to Tenant, or its properties; (c) any limitation on the liability or obligation of Tenant under the Lease or its estate in bankruptcy or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the federal or any state bankruptcy law or any other statute or from the decision of any court; (d) any termination of the Lease prior to the expiration of its Term (except that Guarantor shall not be liable for amounts that would have otherwise accrued under the Lease after proper termination of the Lease and payment of any and all amounts due to Landlord and Landlord’s Mortgagee in connection with or related to such termination); and (e) any security provided for the Obligations; and (f) any sale, assignment, transfer or conveyance (A) by Landlord of all or any portion of the Premises (as such term is defined in the Lease) or of Landlord’s interest in the Lease, or (B) of any ownership interest in the Landlord.

All of Landlord’s rights and remedies under the Lease and under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others or of any rights or remedies provided by law.  Except as may otherwise be set forth in the Lease, no termination of the Lease or taking or recovering of the premises demised thereby shall deprive Landlord of any of its rights and remedies against Guarantor under this Guaranty.  This Guaranty shall apply to the Obligations of Tenant under the Lease as in effect on the date hereof as well as to the Obligations of Tenant under the Lease as it may be extended, renewed, amended, modified or supplemented.

The Guarantor hereby waives any requirement that the Landlord protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any person or entity or any collateral (including any rights relating to marshaling of assets).

The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Lease, regardless of the value, genuineness, validity, regularity or enforceability of the Obligations, and of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Landlord with respect thereto.  The liability and obligations of the Guarantor under this Guaranty shall be absolute and unconditional, not subject to any reduction, limitation, impairment, termination, defense, offset, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by the Guarantor) whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, or by reason of any liability at any time to the Guarantor or otherwise, whether based upon any obligations or any other agreements or otherwise, howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct of Tenant, negligence or otherwise, and without limiting the foregoing irrespective of (and whether or not Guarantor shall have notice or knowledge of):  (a) any lack of validity or enforceability of the Lease or of any agreement or instrument relating thereto; (b) any change in the time, manner or place of payment or performance of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Lease or any other agreement relating to any Obligations; (c) any increase in, addition to, exchange or release of, or non-perfection of any lien on or security interest in, any collateral or any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any of the Obligations; (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Tenant or the Guarantor; (e) the absence of any action on the part of the Landlord to obtain payment for the Obligations from the Tenant; (f) any insolvency, bankruptcy, reorganization or dissolution, or any proceeding of the Tenant or the Guarantor, including, without limitation, rejection of the guaranteed Obligations in such bankruptcy; (g) the absence of notice or any delay in any action to enforce any Obligations or to exercise any right or remedy against the Guarantor or the Tenant, whether hereunder, under any Obligations or under any agreement or any indulgence, compromise or extension granted; or (h) the termination or cessation of a corporate relationship between Guarantor and Tenant.

Guarantor further agrees that, to the extent that the Tenant or the Guarantor makes a payment or payments to the Landlord, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Tenant or the Guarantor or their respective estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, this Guaranty and the advances or part thereof which have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.  The provisions of this paragraph shall survive the payment and performance of the Obligations and the termination of this Guaranty.

Until such time as all the Obligations have been fully and indefeasibly paid to Landlord and performed in full, Guarantor shall have no rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from any person or entity (including, without limitation, the Tenant) for any payments made by the Guarantor hereunder, and Guarantor hereby waives and releases absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery which it may now have or hereafter acquire.  If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Landlord and shall forthwith be paid to the Landlord to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Lease.  The Guarantor acknowledges that it will derive substantial direct and indirect benefit from the granting, execution and delivery of the Lease by the Landlord and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.  The provisions of this paragraph shall survive the payment and performance of the Obligations and the termination of this Guaranty.

Guarantor represents and warrants to Landlord that (a) the execution and delivery of this Guaranty has been duly authorized by the appropriate officers of Guarantor and does not contravene any law, or any contractual or legal restriction, applicable to it, (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for its execution, delivery and performance of this Guaranty, (c) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived, (d) Guarantor will, directly or indirectly, benefit from the transaction which is the subject of the Lease, and (e) neither the execution, delivery or performance of this Guaranty, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or result in a default under or a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the Bylaws of the Guarantor or of any contract to which the Guarantor is a party or by which it is bound.

This Guaranty shall be legally binding upon Guarantor and its successors and assigns and shall inure to the benefit of Landlord and Landlord’s Mortgagee (as such term is defined in the Lease) and each of their respective successors and assigns.  Reference herein to Landlord shall be deemed to include Landlord and its successors and assigns.  Reference herein to Tenant shall be deemed to include Tenant and its successors and assigns.  Without limiting the generality of the foregoing, the Landlord may assign or otherwise transfer (whether as an outright assignment or transfer or as collateral) all or any portion of its rights and obligations under the Lease to any other person or entity (any such person or entity, a “Landlord Assign”) and such Landlord Assign shall thereupon become vested (on a non-exclusive basis, as an additional beneficiary) with all the benefits in respect thereof granted to the Landlord herein or otherwise.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. GUARANTOR HEREBY SUBMITS TO PERSONAL JURISDICTION IN SAID STATE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN SAID STATE (AND ANY APPELLATE COURTS TAKING APPEALS THEREFROM) FOR THE ENFORCEMENT OF GUARANTOR’S OBLIGATIONS HEREUNDER, AND WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH STATE FOR THE PURPOSES OF SUCH ACTION, SUIT, PROCEEDING OR LITIGATION TO ENFORCE SUCH OBLIGATIONS. GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, (A) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS GUARANTY MAY NOT BE ENFORCED IN OR BY THOSE COURTS OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION, (B) THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR (C) THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LANDLORD OR ANY LANDLORD ASSIGN TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM).  IN THE EVENT ANY SUCH ACTION, SUIT, PROCEEDING OR LITIGATION IS COMMENCED, GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE, AND PERSONAL JURISDICTION OVER GUARANTOR OBTAINED, BY SERVICE OF A COPY OF THE SUMMONS, COMPLAINT AND OTHER PLEADINGS REQUIRED TO COMMENCE SUCH LITIGATION UPON GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH HEREIN.

This Guaranty shall not be released except with the prior written consent of Landlord and Landlord’s Mortgagee.

The Guarantor shall permit the Landlord and Landlord’s Mortgagee and their representatives, at the expense of such person or entity, except in the event of an Event of Default under the Lease, in which case at Guarantor’s expense, and upon reasonable prior notice to the Guarantor, to visit the principal executive office of the Guarantor, to discuss the affairs, finances and accounts of the Guarantor with the Guarantor’s officers, and (with the consent of the Guarantor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Guarantor, which consent will not be unreasonably withheld, conditioned or delayed) to visit the other offices and properties of the Guarantor and each subsidiary, all at such reasonable times and as often as may be reasonably requested in writing.

GUARANTOR AND LANDLORD (BY ITS ACCEPTANCE OF THIS GUARANTY) HEREBY MUTUALLY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING HEREUNDER.  The provisions of this paragraph shall survive the payment and performance of the Obligations and the termination of this Guaranty.

Notwithstanding anything to the contrary set forth in this Guaranty, in the event (1) an amendment to or modification of the Lease which increases or extends the obligations of Guarantor is entered into by Tenant without the consent of Guarantor, and (2) at the time of such amendment to or modification of the Lease, the Tenant is not an affiliate of Guarantor, then any such amendment to or modification of the Lease shall be deemed to be a “Non-Approved Lease Amendment.”  In the event of a Non-Approved Lease Amendment (a) this Guaranty and the Guarantor’s obligations hereunder shall continue in full force and effect with respect to the Lease (as modified by any amendments or modifications which are not Non-Approved Lease Amendments) as if no such Non-Approved Lease Amendment had occurred, (b) Guarantor shall not have, and not be deemed to have, guaranteed any additional obligations which are specifically included in such Non-Approved Lease Amendment, and (c) in no event shall Guarantor be relieved of any of its obligations hereunder with respect to Tenant’s obligations under the Lease which existed without taking into account such Non-Approved Lease Amendment.  As used in this paragraph and in the following paragraph, an affiliate of Guarantor shall mean a person or entity controlling, controlled by or under common control with Guarantor.

In the event that the Lease is assigned, or all or a portion of the premises subject to the Lease are subleased, to a party (a “Non-Affiliate”) that is not an affiliate of Guarantor, the Landlord agrees (by its acceptance of this Guaranty) to deliver to the Guarantor copies of all notices of non-payment, non-performance or non-observance that the Landlord delivers to such Non-Affiliate provided that Landlord’s failure to do so shall not be a defense to Guarantor’s obligations under this Guaranty.

All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to the Guarantor, at:

RehabCare Group, Inc.
Attn: General Counsel
7733 Forsyth Boulevard
St. Louis, MO 63105
Telephone: (314) 659-2123
Telecopy: (866) 245-0137

With a copy to:

Thompson Coburn LLP
Attn: James E. Dillon
One US Bank Plaza
St. Louis, Missouri 63101
Telephone: 314.552.6330
Telecopy: 314.552.7330

and if to Landlord or any successor thereof or Landlord Assign at its address as may be designated by such party in a written notice to the other party.  All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

The Guarantor agrees that it shall not institute against, or join any other person or entity in instituting against, any Landlord Assign or any person or entity which is or was a creditor of or holder of any certificate or instrument issued by any Landlord Assign any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law for one (1) year and one (1) day after the latest maturing commercial paper note issued by such Landlord Assign or any such creditor of or holder of a certificate or instrument issued by such Landlord Assign is paid in full.  Without prejudice to the survival of any other agreement of the Guarantor hereunder, the provisions of this paragraph shall survive the payment and performance of the Obligations and the termination of this Guaranty.

Any consent required by Landlord or Landlord’s Mortgagee may be given or withheld in the sole and absolute discretion of Landlord and Landlord’s Mortgagee, respectively.

Except for provisions of this Guaranty which by their terms survive the termination hereof, this Guaranty shall terminate after all Obligations shall have been performed.

IN WITNESS WHEREOF, Guarantor, intending to be legally bound hereby, has caused this Guaranty to be executed by its duly authorized officer as of December ___, 2009.

REHABCARE GROUP, INC., a Delaware
corporation

By:
Name:
Title:

EXHIBIT A — CORPORATE GUARANTY

Property Description

BEING A LEASE PARCEL LYING WHOLLY WITHIN THE  CAMPUS OF FLOYD MEDICAL CENTER, LOCATED IN THE THIRD WARD OF THE CITY OF ROME, FLOYD COUNTY, GEORGIA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Commencing at an iron pin in the southerly right-of-way margin of Turner McCall Boulevard, said iron pin being located at the point of curvature of a curve in the intersection of the southerly right-of way margin of Turner McCall Boulevard with the westerly right-of-way margin of North Fourth Avenue; thence, with the southerly right-of-way margin of Turner McCall Boulevard, North 89°02’08” West a distance of 288.33 feet to an existing iron pin; thence, leaving said southerly right of-way margin, South 13°38’54” West a distance of 78.66 feet to a point in the most northeasterly corner of the Lease Parcel to be described, and the true and actual Point of Beginning;

Thence South 01°00’46” West a distance of 31.00 feet to a point;
Thence South 88°59’13” East a distance of 7.00 feet to a point;
Thence South 01°00’47” West a distance of 37.67 feet to a point;
Thence North 88°59’13” West a distance of 7.00 feet to a point;
Thence South 01°00’47” West a distance of 31.00 feet to a point;
Thence North 88°59’13” West a distance of 127.50 feet to a point;
Thence South 01°00’47” West a distance of 23.76 feet to a point on the face of an existing building;
Thence, with face of said building, North 88°59’12” West a distance of 23.67 feet to a point;
Thence, leaving face of said building, North 01°00’47” East a distance of 23.76 feet to a point;
Thence North 88°59’13” West a distance of 46.02 feet to a point;
Thence North 01°12’09” East a distance of 31.00 feet to a point;
Thence North 88°59’13” West a distance of 7.09 feet to a point;
Thence North 01°00’47” East a distance of 37.67 feet to a point;
Thence South 88°59’13” East a distance of 7.00 feet to a point;
Thence North 01°00’47” East a distance of 31.00 feet to a point;
Thence South 88°59’13” East a distance of 197.17 feet to the Point of Beginning.

The parcel thus described contains 20,741.24 square feet, or 0.476 acre, more or less.

EXHIBIT E

WORK LETTER

ARTICLE 1.
DEFINITIONS

1.1           Defined Terms.  The capitalized terms listed below shall have the following meanings when used in this Work Letter (including in the recitals above):

“Contract Documents” means, collectively, this Work Letter and the Final Construction Documents.

“Final Construction Documents” is defined as the drawings and specifications listed in Exhibit E-1 as may be modified or supplemented in accordance with this Exhibit E.

“Force Majeure” means occurrences (other than financial difficulties) beyond the control of either Landlord or Tenant, as applicable, including, without limitation, fire, flood, explosion, catastrophic weather conditions, riots or other civil disturbances, work stoppages or strikes, zoning or permitting changes or similar occurrences, in each case to the extent (but only to the extent) that each such occurrence actually delays performance by Landlord or Tenant (provided, in each case, that the party affected by Force Majeure notifies the other party in writing within ten (10) days of the occurrence causing the delay).

“General Contract” means that certain construction contract entered into between Landlord and the General Contractor, and all amendments and supplements thereto.

“General Contractor” means Brasfield & Gorrie or such other general contractor selected by Landlord and approved by Tenant to perform Landlord’s Work.

“Ground Lease” shall mean that certain ground lease dated December ___, 2009, between Floyd Healthcare Management, Inc., as Ground Lessor and Landlord, as Ground Lessee therein, upon terms and conditions acceptable to Landlord in its sole discretion.

“Landlord Representative” shall mean Chris Jackson or Peter Phillips, either of whom shall have the authority to bind the Landlord pursuant to Article 2 below; provided, however, that Landlord can change or replace any Landlord Representative by delivering written notice to Tenant.

“Landlord Delay” is defined in Section 7.4 of this Work Letter.

“Landlord’s Work” means all labor, materials, tools, equipment, machinery, utilities, facilities and services necessary for proper construction, execution and completion of the Premises in accordance with the final Contract Documents, but not including Tenant furnished fixtures, furniture or equipment.

“Measurement Method” means the Standard Method for Measuring Floor Area in Office Buildings, ANSIBOMA Z65.1-1966, published by the Building Owners and Manager’s Association International, including covered canopy and patio areas.

“Project Architect” means Earl Swensson Associates, or other such architectural firm selected by Landlord, and approved by Tenant.

“Substantial Completion of Landlord’s Work” shall be achieved when (a) Landlord’s Work is sufficiently complete in accordance with the Contract Documents so that Tenant can commence beneficial use and occupancy of the Premises and all common areas of the Building, as intended, (b) Landlord delivers the Premises to Tenant in such condition that the Building shall not encroach upon any property, street or right-of-way adjacent to the Building, and shall not violate the agreements or conditions contained in any applicable Legal Requirement or the Permitted Exceptions, and shall not impair the rights of others under any easement or right-of-way to which the Building is subject, (c) Landlord, only to the extent required as part of Landlord’s Work (defined above), delivers the Premises and installs the Fixtures and any other improvements, fixtures or other work or matters to be completed that are necessary to obtain the LTACH License, the CON and the Accreditation, (d) all systems included in Landlord’s Work are operational as designed and specified, (e) all governmental inspections designated or required for Landlord’s Work have been successfully completed, and a certificate of occupancy and other municipal permits or approvals issued by the City of Rome and (if applicable) Floyd County for Landlord’s Work have been obtained, in each case to the extent required to occupy and use the Premises for its Permitted Use, (f) all final finishes required by the Contract Documents are in place (except for Punchlist Items, as described below) and (g) any Punchlist Items identified by Tenant are reasonably estimated to be completed within thirty (30) consecutive calendar days (or as otherwise agreed to by Tenant) following the date of Substantial Completion of Landlord’s Work.

“Tenant Representative” shall mean Anthony Dickamore; provided, however, that Tenant can change or replace any Tenant Representative by delivering written notice to Landlord.

“Tenant Delay” is defined in Section 8.3 of this Work Letter.

1.2           Other.  Other capitalized terms used but not defined in this Work Letter shall have the meanings assigned to them in the Lease.

ARTICLE 2.
REPRESENTATIVES

2.1           Representatives.  Tenant Representative shall perform certain services for and on behalf of Tenant during the design and construction phases of the Project and shall receive copies of all notices to which reference is made in this Work Letter given by Landlord to Tenant and shall further make all notices from Tenant to Landlord to which reference is made in this Work Letter.  Tenant Representative shall have full authority to act on behalf of, make decisions on behalf of and otherwise bind Tenant in connection with the Premises (subject to any limitations set forth in the definition of Tenant Representative).  Landlord Representative shall perform certain services for and on behalf of Landlord during the design and construction phases of the Premises and shall receive copies of all notices to which reference is made in this Work Letter given by Tenant to Landlord and shall further make all notices from Landlord to Tenant to which reference is made in this Work Letter.  Landlord Representative shall have full authority to act on behalf of, make decisions on behalf of and otherwise bind Landlord in connection with the Premises.

ARTICLE 3.
PREMISES CONSTRUCTION

3.1           General.  Landlord’s Work shall be performed, by Landlord in accordance with (a) the Contract Documents, (b) all laws, codes, ordinances, rules and regulations of governmental authorities having jurisdiction over the Premises, Landlord’s Work and/or the Permitted Use, and (c) all covenants, conditions and restrictions affecting or relating to the Premises, the Building and/or the Project.  The construction of the Project shall not restrict the Project from being licensed by the State of Georgia and receiving classification as a LTACH for payment for all Medicare discharges under the Prospective Payment System for facilities of this type as provided under 42 CFR § 412.500 et seq. (the “LTACH License”).  All (i) materials and equipment furnished under the Contract Documents will be of good quality and new and (ii) Landlord’s Work will be performed in a good and workmanlike manner and in substantial accordance with the requirements of the Contract Documents. Subject and pursuant to Sections 3.3 and 3.5, and Article 8 below, and the other provisions of this Work Letter, Tenant will have input regarding the quality of such materials and equipment, and Tenant shall have the right to approve any replacements to the General Contractor and Project Architect identified in Article 1 hereof, provided that such approval shall not be unreasonably withheld or delayed; and as of the effective date of the Lease Tenant agrees and approves the General Contractor and Project Architect identified in Article 1.

3.2           Premises Schedule.  Subject to any Tenant Delays, Ground Lessor Delays and Force Majeure, Landlord shall commence Landlord’s Work within thirty (30) calendar days after:  (i) completion and approval of the final Contract Documents, (ii) the execution of and closing on a ground lease between Floyd Healthcare Management, Inc., as Ground Lessor and Landlord, as Ground Lessee therein, upon terms and conditions acceptable to Landlord in its sole discretion (the “Ground Lease”); (iii) closing on the Project financing; and (iv) receipt of all required local governmental permits necessary to commence construction of the Building (the “Construction Commencement Date”).  Landlord agrees to use its best efforts to close its Project financing and obtain all required local governmental permits necessary to commence construction of the Leased Improvements as soon as practicable so that the Construction Commencement Date will not be delayed thereby.  Subject to Tenant Delays, Ground Lessor Delays, Force Majeure and Landlord’s right to terminate the Project Architect as provided in Section 3.3 below, Landlord anticipates a target commencement date for construction of January 15, 2010 (the “Target Commencement Date”).

Landlord shall use its best efforts to perform each phase of Landlord’s Work within the time schedule set forth in the final Contract Documents (the “Premises Construction Schedule”) and shall use its best efforts to achieve Substantial Completion of Landlord’s Work on or before February 4, 2011 (the “Target Substantial Completion Date”).  However, Tenant is currently applying for an extension (the “CON Commencement Extension”) from the Georgia Department of Community Health of the construction commencement deadline for the Premises pursuant to Tenant’s Certificate of Need (“CON”).  In the event that Tenant is successful in obtaining the CON Commencement Extension, then the Target Substantial Completion Date shall be extended to May 4, 2011.  The Premises Construction Schedule and the Target Substantial Completion Date shall also each be subject to extension for Tenant Delays, Ground Lessor Delays and Force Majeure.  The Premises Construction Schedule sets forth dates that are critical in ensuring the timely and orderly completion of Landlord’s Work in accordance with the requirements of the Contract Documents.

The Construction Commencement Date must occur on or before January 15, 2010 (the “Drop Dead Commencement Date”).  However, in the event that Tenant is successful in obtaining the CON Commencement Extension, then the Drop Dead Commencement Date shall be extended to April 15, 2010.  The Drop Dead Commencement Date shall also each be subject to extension for Tenant Delays, Ground Lessor Delays and Force Majeure.  In the event that the Construction Commencement Date has not occurred on or before the Drop Dead Commencement Date, then Tenant may deliver to Landlord a written notice of default with respect to the commencement of the construction of Landlord’s Work insisting that Landlord cure the default and commence to construct Landlord’s Work within fifteen (15) business days from the date of Tenant’s default notice.  If Landlord fails to commence construction of Landlord’s Work on or before the expiration of said fifteen (15) business day period and thereafter diligently prosecute Landlord’s Work, subject to any Tenant Delays, Ground Lessor Delays and Force Majeure, then Tenant may terminate this Lease at any time prior to the commencement of Landlord’s Work.

The Substantial Completion of Landlord’s Work must occur on or before March 30, 2011 (the “Drop Dead Substantial Completion Date”).  However, in the event that Tenant is successful in obtaining the CON Commencement Extension, then the Drop Dead Substantial Completion Date shall be extended to June 30, 2011.  The Drop Dead Substantial Completion Date shall also each be subject to extension for Tenant Delays, Ground Lessor Delays and Force Majeure.  In the event that the Substantial Completion of Landlord’s Work has not occurred on or before the Drop Dead Substantial Completion Date, then Tenant may deliver to Landlord a written notice of default with respect to the Substantial Completion of Landlord’s Work.  Thereafter, Tenant shall use its best efforts to obtain an extension of the construction completion deadline under Tenant’s CON (the “CON Completion Extension”) from the Georgia Department of Community Health, and Landlord shall continue to use its best efforts to achieve Substantial Completion of Landlord’s Work.  Landlord shall also promptly pay to Tenant, as Tenant’s sole remedy for Landlord’s breach or failure, the amount of $10,000.00 as liquidated damages for each day after the Drop Dead Substantial Completion Date until Substantial Completion occurs, provided that in no event shall the total amount be less than $650,000.00.  Landlord and Tenant agree that actual damages resulting from Landlord’s breach or failure would be difficult or impossible to ascertain and that the amount of liquidated damages is a reasonable estimate of the damages for such breach or failure.  In the event that Landlord is successful in achieving Substantial Completion of Landlord’s Work prior to the final expiration of Tenant’s CON (as such CON may have been extended pursuant to the CON Completion Extension), then (i) the amount of liquidated damages shall be reduced to $5,000.00 per day after the Drop Dead Substantial Completion Date until Substantial Completion occurs, (ii) the aforementioned $650,000.00 minimum amount shall no longer apply, and (iii) and Tenant shall promptly reimburse Landlord for the difference between the original liquidated damages paid to Tenant and the reduced liquidated damages amount.

If at any time the performance of Landlord’s Work has not progressed or reached the level of completion required by the Premises Construction Schedule, Tenant shall have the right to suggest corrective measures necessary to expedite the progress of the construction, and Landlord shall make reasonable efforts to utilize such corrective measures to the extent reasonably practicable to do so.

3.3           Project Architect / General Contractor.  Landlord reserves the right to terminate the Project Architect at any time during the Term of this Work Letter in accordance with the terms of the contract with the Project Architect.  In the event that Landlord elects to terminate the Project Architect, Landlord shall promptly engage other qualified architect(s) or architectural firm licensed in the State of Georgia to serve as the Project Architect, subject to the approval of Tenant, not to be unreasonably withheld or delayed. In the event that the Project Architect is terminated for cause by Landlord, then any delays in the Premises Construction Schedule resulting from their termination, shall not be deemed a Landlord Delay under this Work Letter.  Landlord’s contract with the Project Architect shall specify that Landlord shall have a License (as defined in Section 7.6 of this Work Letter) to use the Contract Documents (and any iteration thereof) even after removal of the Project Architect.

3.4           Budget.  Landlord and Tenant have approved a Final Project Budget for construction of the Premises attached to the Lease as Exhibit F (the “Final Project Budget”).

3.5           Final Construction Documents.  The Final Construction Documents are listed in Exhibit E-1 and have been approved by Landlord and Tenant.  However, it is acknowledged that minor modifications in the Final Construction Documents have been proposed and some open questions remain with regard to the proposed modifications.  Landlord and Tenant shall work together in good faith to finalize all terms of the proposed modifications and any changes in the Final Project Budget promptly.  The Final Construction Documents shall not be deemed final until any and all changes required by the local code authority have been implemented by the Project Architect and the code authority has issued a building permit for the entire Project.  Except for Tenant’s responsibilities expressly set forth herein, Tenant’s review or approval of Construction Documents or any other documents relating to Landlord’s Work shall create no responsibility or liability on the part of Tenant for their completeness, design, sufficiency, or compliance with any laws, rules, orders, ordinances, directions, regulations or requirements of any federal, state, county or municipal authorities.

3.6           Permits and Approvals.  Landlord shall (i) obtain all federal, state, and local licenses, permits and approvals (whether governmental or non-governmental), required to perform, occupy and use Landlord’s Work for the Permitted Use of the Project, and (ii) work together with Tenant to assist Tenant in obtaining any approval from any applicable health or regulatory agency or other approvals that are not related to the construction of Landlord’s Work, but required by Tenant to inhabit and operate the Project for its Permitted Use.

3.7           Tenant Change Requests.  Tenant may from time to time request changes in previously approved Final Construction Documents (herein, a “Tenant Change Request”), subject to the terms and conditions of this paragraph.  Each Tenant Change Request shall (a) be in writing, (b) issued or approved by Tenant’s Representative and delivered to Landlord and (c) be subject to Landlord’s consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any Tenant Change Request; provided, however, (i) Landlord shall have no obligation to implement any Tenant Change Request which requires the approval of any municipal authority unless and until Landlord receives such approval, and (ii) the approval and implementation of any Tenant Change Request which would increase the Final Project Budget shall be subject to the following terms of this Section.  Landlord shall provide written notice to Tenant specifying the impact the Tenant Change Request will have on the Final Project Budget, if any.  If the Tenant Change Request would increase the Final Project Budget and, within ten (10) days of the delivery of written notice from Landlord to Tenant setting forth the increase in the Final Project Budget, Landlord and Tenant shall work in good faith to agree on a payment of the increase in costs as a result of Tenant Change Request and revised Final Project Budget, if applicable.  If Landlord and Tenant are unable to reach an agreement as to any terms for payment of the increase in costs as a result of Tenant Change Request, then Landlord may reject the Tenant change Request by written notice to Tenant.  Any Tenant Change Request approved by Landlord (and for which any advance payment required under this Section is made) shall be incorporated into the Final Construction Documents and performed by Landlord.

3.8           Substantial Completion / Final Completion of Landlord’s Work.  Landlord shall provide Tenant with written notice when Landlord believes that Substantial Completion of Landlord’s Work has been achieved, along with appropriate documentation to evidence the same.  Such notice shall be accompanied by a list of items (the “Punchlist Items”) to be completed or corrected.  Within three (3) business days after delivery of such notice of Substantial Completion of Landlord’s Work, duly authorized representatives of Landlord and Tenant shall jointly inspect the Landlord’s Work.  The Punchlist shall be subject to review and approval by Tenant following such joint inspection.  In the event that the parties shall disagree on whether any item is properly included as part of the Punchlist Items, and the parties are unable to reach agreement thereon within five (5) days after such joint inspection, either party may submit such disagreement to the Project Architect for final determination, which determination of the Project Architect shall be binding upon Landlord and Tenant.  Notwithstanding anything to the contrary set forth herein, the failure to include an item on the Punchlist does not alter the responsibility of Landlord to complete all of Landlord’s Work in accordance with the Contract Documents.  Landlord shall complete the Punchlist Items on or before the date that is thirty (30) days after achieving Substantial Completion of Landlord’s Work; provided, however, that Landlord shall have such additional time as may reasonably be required with diligent efforts to complete Punchlist Items of a seasonal nature (such as landscaping) which cannot or should not be performed until a later date.  If Landlord shall not complete all required Punchlist Items (excluding the foregoing seasonal related items, however) within such thirty (30) day period, the date of Substantial Completion of Landlord’s Work shall be deemed extended by the number of days of such delay, except to the extent that Tenant wrongfully interferes with Landlord in completing such Punchlist Items, and Landlord shall continue to diligently pursue the completion of Landlord’s Work to Final Completion of the Work without material interruption.  Landlord shall cause Project Architect to issue a Certificate of Final Completion of Landlord’s Work after the completion of the Punchlist Items, and such certificate date shall be the “Date of Final Completion” hereunder.  No later than sixty (60) days following the Date of Final Completion, Landlord shall (1) deliver to Tenant binders containing complete sets of all manufacturer’s catalogs, instructions and other similar data covering all mechanical and manually operated devices furnished and/or installed as part of Landlord’s Work, and (2) provide Tenant’s property management and operations personnel with the opportunity to be trained in the operation and maintenance of building systems and controls installed as part of Landlord’s Work.

3.9           Entry by Tenant Prior to Space Delivery.  Tenant and Tenant’s agents, employees and/or representatives shall have the right to enter onto the Premises site from time to time for the purpose of inspecting the Premises and performing the installations of furniture, fixtures and equipment to prepare the Premises for Tenant’s use and occupancy, provided that such entry shall not unreasonably interfere with the completion by Landlord or its General Contractor of Landlord’s Work at the Premises.  Tenant and its representatives shall report to the site office of the General Contractor prior to any entry onto the Premises and shall otherwise comply with all reasonable requirements of the Contractor regarding such entry by Tenant prior Final Completion of Landlord’s Work.

3.10           Excluded Costs.  The following costs (collectively the “Excluded Costs”) are currently excluded from the Final Project Budget:  (i) costs to construct, re-construct, re-surface, widen or otherwise improve any public or private roadway abutting the Land that may be required by the City of Rome or other applicable authority in order to obtain either a building permit or a certificate of occupancy for the Project; (ii) any costs to construct, expand the capacity of or otherwise improve any water lines, sanitary sewer lines, lift stations, private sanitary sewer plants, off-site or regional detention facilities necessary to serve the Land and the to be constructed Premises; and (iii) any work to be undertaken by Tenant.  Landlord and Tenant have approved the Final Project Budget.  Landlord agrees and acknowledges that Landlord shall not approve or incur any obligations in regards to items identified as Excluded Costs without the express written approval of Tenant.  Landlord further agrees that Landlord shall provide Tenant all information, documents, or materials in regards to negotiations for any items identified as an Excluded Cost and shall provide Tenant the opportunity to materially participate in any negotiations in regards to any Excluded Cost item.

(a)Potential Future Expansion by Ground Lessor.  The Premises have been designed to accommodate a future expansion, as currently envisioned, by addition of additional floors.  It is contemplated that the incremental cost of the design and construction of the premises associated with the contemplated expansion will be reimbursed separately by Ground Lessor.  The Ground Lease provides additional terms regarding the expansion rights.  Landlord agrees that all work related to the Potential Expansion (or any construction in other space in the Building) shall be performed in a manner to minimize or eliminate, to the extent practicable, any interference with or disruption of Tenant’s business operations in the Premises.

3.11           Signage.  Landlord and Tenant acknowledge and agree that Ground Lessor shall have the right to approve signage that is placed at the Premises pursuant to the terms of the Ground Lease and REA.

3.12           Trade Name of Project.  The trade name for the Project, including, without limitation, the long term acute care hospital building, shall be selected by Tenant, subject to the consent of the Tenant and the Landlord, with such consents not to be unreasonably withheld.

3.13           Landlord Duty to Deliver.  Landlord shall deliver the Premises to Tenant pursuant to the requirements noted in Article 5 of the Lease.

ARTICLE 4.
TENANT OVERSIGHT

4.1           Tenant Oversight.  Landlord hereby acknowledges and agrees that, notwithstanding anything to the contrary:  (1) Landlord shall make the site of Landlord’s Work available at reasonable times for inspection by Tenant’s Representative; (2) Landlord shall cause the Project Architect and/or the General Contractor to promptly furnish Tenant with any information, documents and/or materials relating to the Premises that Tenant may reasonably request and respond in a timely manner to all reasonable inquiries by Tenant Representative; and (3) Landlord shall provide that a monthly project update meeting be held at which the Project Architect, General Contractor, Landlord Representative and Tenant Representative are required to be present; (4) Tenant shall have the right to actively participate in the decision making process in regards to any and all material decisions affecting the construction of the Premises provided that such participation does result in a Tenant Delay; and (5) Landlord shall provide Tenant with reasonable prior notice of, and allow Tenant or its representatives a reasonable opportunity to attend and participate in, all project meetings, in addition to the required monthly meetings.

ARTICLE 5.
INDEMNIFICATION

To the fullest extent permitted by law, Landlord shall defend, indemnify and hold harmless Tenant, Tenant’s representative(s), their respective subsidiary, affiliated and associated companies, and the directors, officers, shareholders, employees and agents of any of them, and their respective agents and servants (collectively, “Indemnified Parties” and singly, an “Indemnified Party”), and each of them, of and from any and all claims, demands, causes of action, damages, costs, expenses, losses or liabilities, in law or in equity, of every kind and nature whatsoever (“Claims”), including without limitation, costs of defense, settlement and attorneys’ fees, attributable to:  (a) injury to or death of any person and injury to or destruction of or loss of use of property in whole or in part arising out of or resulting from the performance of work under the General Contract prior to the Date of Final Completion, which are caused by the acts or omissions of Landlord, the General Contractor, its subcontractor, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, except to the extent such death, injury or loss is caused by the Indemnified Party; (b) injury to or death of any person and injury to or destruction of or loss of use of property in whole or in part arising out of or resulting from or related to the negligent performance of work under the General Contract by Landlord, the General Contractor, its subcontractor, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, except to the extent such death, injury or loss is caused by the Indemnified Party; (c) any and all penalties imposed on or alleged against any Indemnified Party or work under the General Contract on account of the violation of any law, order, or regulation by Landlord, the General Contractor or subcontractor of General Contractor except to the extent any such penalty is caused by an Indemnified Party; and/or (d) any and all Claims arising out of or resulting from alleged infringement by the Premises design or any means and methods used by the General Contractor of copyrights, patents or other intellectual property rights held by others.  The indemnities described above shall survive only for so long as Landlord’s indemnity rights against the General Contractor and/or subcontractors of the General Contractor survive.

ARTICLE 6.
REQUIRED INSURANCE

Landlord shall carry and maintain at all times during the design and construction of the Premises, and shall cause the General Contractor to maintain at all times during the design and construction of the Premises, and for such longer periods as may be required below, the following types of insurance and minimum coverage amounts written by insurers rated by A.M. Best & Co., with a minimum rating of (or equivalent to) “A,” a financial size category of not less than “VIII,” and are qualified to do business in the State of Georgia:

6.1           Landlord’s Required Insurance.

(a)        Workers’ compensation insurance in statutory amounts, including employer’s liability in the amount of $1,000,000.00 per accident;

(b)        Business Automobile insurance covering owned, non-owned and hired vehicles for personal injury in the amount of $1,000,000.00 combined single limit for bodily injury and for property damage;

(c)        Commercial general liability coverage for bodily injury, personal injury and property damage in the amount of $1,000,000.00 per occurrence and $2,000,000.00 aggregate limit;

(d)        Property insurance written on a builder’s risk “all-risk” or equivalent policy form in the total value for the entire Premises at the site on a replacement cost basis without optional deductibles; and

(e)        Umbrella Liability Coverage over Commercial General Liability, Employer’s Liability and Business Automobile Insurance in the amount of $3,000,000.00.

6.2           Project Architect’s Required Insurance.

(a)        Workers’ compensation insurance in statutory amounts and employer’s liability insurance in the amount of $1,000,000.00;

(b)        Commercial general liability coverage for bodily injury, personal injury and property damage in the amount of $1,000,000.00 per occurrence and $2,000,000.00 aggregate limit; and

(c)        Professional liability coverage for all professional services relating to the Project in the minimum amount of $2,000,000.00.

6.3           General Contractor’s Required Insurance.

(a)        Workers’ compensation insurance in statutory amounts and employer’s liability insurance in the amount of $1,000,000.00;

(b)        Business Automobile insurance covering owned, non-owned and hired vehicles for personal injury in the amount of $1,000,000.00 combined single limit for bodily injury and for property damage;

(c)        Commercial general liability coverage for bodily injury, personal injury and property damage in the amount of $1,000,000.00 per occurrence and $2,000,000.00 aggregate limit; and

(d)        Umbrella Liability Coverage over Commercial General Liability, Employers’ Liability and Business Automobile Insurance in the amount of $5,000.000.00.

6.4           Other Requirements Regarding Required Insurance.  The liability policies required by this Article 6 shall include contractual liability coverage covering the indemnification obligations under the Contract Documents.  Each policy of insurance carried by Landlord and General Contractor, will be endorsed so as to make it clear that the coverage of each such party’s policy is primary and any coverage under any policy or policies of insurance held by Tenant or any other additional insured is secondary.  All of the insurance required shall be written on an occurrence basis, except that professional liability and umbrella liability can be written on a claims made basis provided that such coverages are maintained for two years following final payment.  Tenant, any lender(s) of Tenant shall be named as additional insureds on all insurance policies required hereunder except workers’ compensation/employer’s liability and professional liability policies.  Landlord shall, upon demand, provide Tenant with proof that the insurance requirements have been met, which shall be in the form of certificates of insurance (or, at Tenant’s request, insurance policies) reasonably acceptable to Tenant. Renewal certificates for all policies that expire during the term of the Contract Documents must also be provided at least thirty (30) days prior to each policy’s respective expiration.  Nothing in this clause, or any failure of Landlord to secure the above required coverages or otherwise comply with the insurance provisions of the Contract Documents, shall modify, limit or expand Landlord’s liability or other obligations under the Contract Documents.

ARTICLE 7.
MISCELLANEOUS

7.1           Permits, Fees and Compliance with Law.  Landlord shall secure all permits, licenses and inspections necessary for the execution and completion of Landlord’s Work.  Landlord shall comply with the terms of all such permits and licenses and with all federal, state and municipal laws, statutes, ordinances, building codes, rules and regulations applicable to Landlord’s Work.

7.2           As-Built Documents.  Landlord shall provide to Tenant at the conclusion of Landlord’s Work copies of the As-Built drawings of the Premises.

7.3           Construction Procedures.  As between Landlord and Tenant, except as otherwise expressly provided herein, Tenant shall have no responsibility for or have control or authority over construction means, methods, techniques, sequences and procedures, or for coordinating Landlord’s Work.

7.4           Landlord’s Duty to Correct Defective Work.  Landlord shall promptly correct defective or nonconforming design or work after written request from Tenant delivered to Landlord no later than twelve (12) months after the Date of Final Completion.  Landlord shall also bear the cost of correcting destroyed or damaged property caused by defective or nonconforming design or work.  Nothing contained in this paragraph shall be construed to establish a period of limitation with respect to obligations which Landlord may have under the Lease other than the specific obligation of Landlord to promptly correct defective or nonconforming design or Work contained in this Paragraph.  After such twelve (12) month warranty period, Landlord agrees to use commercially reasonable efforts to pursue any claim for defective or nonconforming design or work.

7.5           License for Design Documents.  Landlord shall pursue with Project Architect, for the benefit of Tenant, an irrevocable, duty-free license (the “License”) to obtain and retain copies, including reproducible copies and copies of computer disks or other computer memory storage devices (e.g., CADD files), of all Construction Documents prepared by Project Architect for information and reference in connection with the construction, reconstruction, renovation, repair, maintenance, marketing, use and occupancy of the Premises.  If provided, the License shall be transferable to any Permitted Transferee of Tenant under Article 20 of the Lease.  At or prior to Substantial Completion of the Premises, Landlord shall request the Project Architect and any other party providing design services to deliver instruments in form and substance satisfactory to Tenant providing for the granting to Tenant of the License.  The Project Architect shall not be responsible for changes made in the final Contract Documents or other documents prepared by the Project Architect by anyone other than the Project Architect or its consultants, or for Tenant’s use of the final Contract Documents or other documents prepared by the Project Architect without the participation of the Project Architect.

7.6           Capitalized Terms.  All capitalized terms used, but not defined herein, shall have the meaning given them in the Lease to which this Work Letter is attached as Exhibit E.

ARTICLE 8.
SCHEDULE

8.1           Changes in the Final Construction Documents and Tenant Required Changes.  If a Tenant Change Request requires any changes to the Contract Documents (or any previously approved revision thereto or supplement thereof), then the increased costs (if any) of Landlord’s Work caused by such changes shall be borne in the manner set forth in Section 3.5 above.  Any and all increased costs shall include but not be limited to all architectural, engineering and consulting design fees and expenses in connection therewith in addition to any governmental fees, which may be additionally imposed and costs associated with delays in construction of the Premises and Landlord’s Work caused by such change(s), the incremental additional hard construction costs associated with the performance and implementation of such change into Landlord’s Work, and the incremental additional soft costs and interest costs associated with the performance and implementation of such change into Landlord’s Work (“Additional Costs”).

8.2          Certain Limitations.  Tenant shall not include in its Tenant Change Requests to the Contract Documents, and Landlord shall have no obligation to agree to any Tenant Change Request that will:

(i)           Be incompatible with the design, construction or equipment of the building and/or with the Premises Improvements;

(ii)          violate any applicable laws, ordinances and/or the rules and regulations of any governmental authority having jurisdiction; or

(iii)        violate any applicable insurance regulations, including but not limited to any such regulation for a fire resistive Class A building.

8.3          Tenant Delay.  The term “Tenant Delay,” as used herein, shall mean and be defined as any actual delay experienced by Landlord, the Project Architect or the General Contractor and its subcontractors in substantially completing any Landlord’s Work as a proximate result of Tenant’s actions or failure to act, including but not limited to:

(a)        Tenant’s material failure to complete any action or item on or before the due date which is the responsibility of Tenant;

(b)        Tenant’s material changes to Construction Drawings and Specifications after Landlord’s approval of same;

(c)        Any delay of Teannt in making payment to Landlord required pursuant to Section 3.7 hereof;

(d)        Any act, or failure to act by Tenant, Tenant’s Representative and/or any other person performing or required to perform services on behalf of Tenant causing material delay beyond the originally scheduled time periods agreed in this Work Letter or between Landlord and Tenant;

(e)        Any delay due to Tenant Change Requests to the Construction Drawings and Specifications;

(f)        Any delay due to untimely responses to Design Documents or the Construction Drawings and Specifications by Tenant’s special consultants causing delay beyond the originally scheduled time periods agreed in this Work Letter or between Landlord and Tenant.

8.4          Landlord Delay.  The term “Landlord Delay” shall mean and be defined as any delay in the completion of Landlord’s Work that is caused by Landlord, its agents or contractors, including without limitation:

(a)        Failure to furnish any approval in a timely manner, per the agreed-to schedule in Article 3 hereof not caused by Tenant;

(b)        Interference with access or work of Tenant or Tenant’s contractors after Tenant has received Landlord’s approval for access to the Premises; or

(c)           Failure to cooperate with Tenant’s contractors, or governmental permitting and inspecting authorities.

8.5           Ground Lessor Delay.  The term “Ground Lessor Delay” shall mean and be defined as actual and material delay in the completion of Tenant’s Work or Landlord’s Work that is caused by Ground Lessor, its agents or contractors, including without limitation:

(a)        Any material delay or interference by Ground Lessor which results in Landlord’s failure to furnish any required approval in a timely manner, per the agreed-to schedule in Article 3 hereof;

(b)        Material interference with access or work of Tenant or Tenant’s contractors after Tenant has received Landlord’s approval for access to the Premises; or

(c)        Material failure to cooperate with Landlord, Tenant’s contractors, or governmental permitting and inspecting authorities in connection with this Work Letter.

8.6           Effect of Tenant, Landlord and Ground Lessor Delays on Substantial Completion and Commencement of Rent.  Each day of Landlord Delay shall delay the date by which Substantial Completion of Landlord’s Work is reached by the number of days of Landlord Delay and thus delays the Commencement Date of the Lease (and thus the commencement of Rent thereunder).  Each day of Tenant Delay or Ground Lessor Delay shall result in the extension of the date of scheduled or projected substantial completion of Landlord’s Work as set forth in the Premises Construction Schedule by one day, but shall not effect a delay the Commencement Date of the Lease (and the commencement of Rent thereunder).

[End of Work Letter]

EXHIBIT E-1

FINAL CONSTRUCTION DOCUMENTS

E-1

EXHIBIT E-1 (CONTINUED)

7080.01 LTACH Tower Addition 12/14/2009

| | |
|---|---|
| CD: | Contract Document Date 12/19/2009 |
| 1: | Revision 1 Date 02/19/2009 |

| Sheet | Date Last Rev. | Title |
|---|---|---|
| **Civil** | | |
| C0.1 | CD | Notes |
| C1.0 | CD | Overall Existing Conditions |
| C1.1 | CD | Detailed Existing Conditions |
| C1.2 | CD | Detailed Existing Conditions |
| C2.0 | CD | Overall Initial Erosion Control Plan |
| C2.1 | 1 | Detailed Initial Erosion Control Plan |
| C2.2 | CD | Detailed Initial Erosion Control Plan |
| C2.3 | 1 | Overall Grading Phase Erosion Control Plan |
| C2.4 | 1 | Detailed Grading Phase Erosion Control Plan |
| C2.5 | CD | Detailed Grading Phase Erosion Control Plan |
| C2.6 | 1 | Overall Final Erosion Control Plan |
| C2.7 | 1 | Detailed Final Erosion Control Plan |
| C2.8 | CD | Detailed Final Erosion Control Plan |
| C2.9 | CD | Erosion Control Details |
| C2.10 | CD | Erosion Control Details |
| C2.11 | CD | Erosion Control Details |
| C3.0 | 1 | Overall Demolition Plan |
| C3.1 | 1 | Detailed Demolition Plan |
| C3.2 | CD | Detailed Demolition Plan |
| C4.0 | 1 | Overall Layout Plan |
| C4.1 | 1 | Detailed Layout Plan |
| C4.2 | 1 | Detailed Layout Plan |
| C5.0 | 1 | Overall Grading Plan |
| C5.1 | 1 | Detailed Grading Plan |
| C5.2 | 1 | Detailed Grading Plan |
| C5.3 | 1 | Detailed Grading Plan |
| C6.0 | CD | Overall Utility Plan |
| C6.1 | CD | Detailed Utility Plan |
| C7.0 | CD | Details |
| L1.0 | CD | Overall Landscape Plan |
| L1.1 | CD | Detailed Landscape Plan |
| L1.2 | CD | Detailed Landscape Plan |
| L2.0 | 1 | Landscape Details |
| **Architectural** | | |
| LS.01 | 1 | First Floor – Life Safety Plan |
| LS.02 | CD | Second Floor – Life Safety Plan |
| LS.03 | CD | Third Floor – Life Safety Plan |

E-2

EXHIBIT E-1 (CONTINUED)

| | | |
|---|---|---|
| A0.01 | CD | Demolition – First and Second Floor Plan |
| A1.01 | 1 | First Floor – Orientation/Sound Attenuation |
| A1.01D | 1 | |
| A1.01N | 1 | |
| A1.02 | 1 | Second Floor – Orientation/Sound Attenuation |
| A1.02D | 1 | |
| A1.02N | 1 | |
| A1.03 | 1 | Third Floor – Orientation/Sound Attenuation |
| A1.03D | 1 | |
| A1.03N | 1 | |
| A1.50 | 1 | Roof Plan |
| A2.01 | 1 | Exterior Elevations |
| A2.02 | 1 | Exterior Elevations |
| A2.51 | 1 | Enlarged Plan – Patient Rooms |
| A2.52 | 1 | Enlarged Plan – Patient Rooms |
| A2.53 | 1 | Enlarged Plan – Patient Rooms |
| A2.54 | 1 | Enlarged Plan – Toilets |
| A3.01 | CD | Enlarged Stair 'A' |
| A3.02 | CD | Enlarged Stair 'B' |
| A3.03 | 1 | Enlarged Ramp |
| A3.31 | 1 | Enlarged Elevators |
| A3.51 | 1 | Wall Sections |
| A3.52 | 1 | Wall Sections |
| A3.53 | 1 | Wall Sections |
| A3.54 | 1 | Not Used |
| A3.55 | 1 | Wall Sections |
| A3.56 | 1 | Wall Sections |
| A3.57 | 1 | Wall Sections – Canopy |
| A3.58 | 1 | Wall Sections – Canopy |
| A4.01 | 1 | Details |
| A4.02 | CD | Details |
| A4.03 | 1 | Details |
| A4.04 | 1 | Details |
| A4.51 | CD | Standard Details |
| A4.52 | CD | Standard Details |
| A4.53 | CD | Not Used |
| A4.54 | CD | Standard Details |
| A4.55 | CD | Standard Details |
| A4.56 | CD | Standard Details |
| A4.57 | CD | Standard Details |
| A4.58 | 1 | Standard Details |
| A4.59 | CD | Standard Details |
| A5.01 | 1 | First Floor – Reflected Ceiling Plan |
| A5.02 | 1 | Second Floor – Reflected Ceiling Plan |
| A5.03 | 1 | Third Floor and Roof – Reflected Ceiling Plan |
| A5.51 | CD | Details – Reflected Ceiling |
| A6.01 | 1 | Door Schedule |

E-3

EXHIBIT E-1 (CONTINUED)

| | | |
|---|---|---|
| A6.51 | CD | Door Details |
| A7.01 | CD | Window Elevations |
| A8.01 | 1 | Casework Elevations |
| A8.02 | 1 | Casework Elevations |
| A8.03 | CD | Casework Elevations |
| A8.04 | 1 | Casework Elevations |
| A8.51 | 1 | Casework Details |
| A8.52 | CD | Casework Details |
| A9.01 | CD | Interior Elevations |
| A9.02 | 1 | Interior Elevations |
| A9.03 | CD | Interior Elevations and Details |

| **Accessibility** | | |
|---|---|---|
| PDS-1 | CD | Accessibility Details |
| PDS-2 | CD | Accessibility Details |
| PDS-3 | CD | Accessibility Details |

| **Interiors** | | |
|---|---|---|
| F0.01 | 1 | Finish Listing and General Finish Notes |
| F1.01 | 1 | First Floor – Finish Plan |
| F1.02 | 1 | Second Floor - Finish Plan |
| F1.03 | 1 | Third Floor – Finish Plan |
| F2.01 | 1 | First Floor – Floor Pattern Plan |
| F2.02 | 1 | Second Floor – Floor Pattern Plan |
| F2.03 | CD | Third Floor – Floor Pattern Plan |
| F3.01 | 1 | First Floor – Furniture and Wall Protection Plan |
| F3.02 | 1 | Second Floor – Furniture and Wall Protection Plan |
| F3.03 | 1 | Third Floor – Furniture and Wall Protection Plan |

| **Structural** | | |
|---|---|---|
| S0.1 | 1 | General Notes |
| S1.1 | 1 | First Floor Foundation Plan |
| S1.2 | 1 | Second Floor Framing Plan |
| S1.3 | 1 | Third Floor Framing Plan |
| S1.4 | 1 | Roof/Future Floor Framing Plan |
| S2.1 | CD | Rigid Frame Elevations |
| S2.2 | CD | Rigid Frame Elevations |
| S2.3 | CD | Rigid Frame Elevations and Details |
| S3.1 | 1 | Column Schedule and Details |
| S4.1 | 1 | Sections and Details |
| S4.2 | 1 | Sections and Details |
| S5.1 | CD | Sections and Details |
| S5.2 | 1 | Sections and Details |
| S5.3 | 1 | Sections and Details |
| S6.2 | CD | Second Floor Edge of Slab Plan |
| S6.3 | CD | Third Floor Edge of Slab Plan |

E-4

EXHIBIT E-1 (CONTINUED)

| | | |
|---|---|---|
| S6.4 | CD | Roof/Future Floor Edge of Slab Plan |

| **Mechanical** | | |
|---|---|---|
| M0.01 | CD | General Notes and Legends |
| M0.02 | CD | Schedules |
| M0.03 | 1 | Schedules |
| M2.11 | 1 | First Floor Plan – HVAC |
| M2.21 | 1 | Second Floor Plan – HVAC |
| M2.31 | 1 | Third Floor Plan – HVAC |
| M3.11 | 1 | First Floor Plan – HVAC Piping |
| M3.21 | CD | Second Floor Plan – HVAC Piping |
| M3.31 | CD | Third Floor Plan – HVAC Piping |
| M4.11 | CD | Roof Plan – HVAC |
| M5.01 | CD | Details |
| M5.02 | CD | Details |
| M5.03 | CD | Details |
| M5.04 | CD | Details |
| M5.05 | CD | Details |
| M6.01 | CD | Controls |
| M6.02 | CD | Controls |
| M6.03 | CD | Controls |
| M6.04 | CD | Controls |
| M6.05 | CD | Controls |

| **Plumbing** | | |
|---|---|---|
| P0.00 | CD | Cover Sheet |
| P0.01 | 1 | Schedules |
| P0.02 | 1 | Details |
| P0.03 | CD | Details |
| P2.11 | 1 | First Floor Plan – Underground Plumbing |
| P3.11 | 1 | First Floor Plan – Plumbing |
| P3.12 | 1 | Second Floor Plan – Plumbing |
| P3.13 | 1 | Third Floor Plan – Plumbing |
| P4.11 | 1 | First Floor Plan – Med Gas/Storm/Fire |
| P4.12 | 1 | Second Floor Plan – Med Gas/Storm/Fire |
| P4.13 | 1 | Third Floor Plan – Med Gas/Storm/Fire |

| **Electrical** | | |
|---|---|---|
| E0.01 | CD | Electrical Legend and Fixture Schedule |
| E0.02 | 1 | Electrical Notes |
| E0.10 | 1 | Electrical Site Plan |
| E1.11 | 1 | Lighting First Floor Plan |
| E1.12 | 1 | Lighting Second Floor Plan |
| E1.13 | 1 | Lighting Third Floor Plan |
| E1.14 | CD | Lighting Roof Plan |
| E2.11 | 1 | Power First Floor Plan |

E-5

EXHIBIT E-1 (CONTINUED)

| | | |
|---|---|---|
| E2.12 | 1 | Power Second Floor Plan |
| E2.13 | 1 | Power Third Floor Plan |
| E2.14 | 1 | Power Roof Plan |
| E3.11 | 1 | Fire Alarm First Floor Plan |
| E3.12 | 1 | Fire Alarm Second Floor Plan |
| E3.13 | CD | Fire Alarm Third Floor Plan |
| E3.14 | CD | Fire Alarm Roof Plan |
| E7.01 | CD | Electrical Details |
| E7.02 | CD | Electrical Details |
| E7.03 | CD | Electrical Details and Schedules |
| E7.04 | CD | Electrical Details and Schedules |
| E8.01 | CD | Electrical Riser Diagram |
| E9.01 | 1 | Panel Schedules |
| E9.02 | 1 | Panel Schedules |

| **Communications** | | |
|---|---|---|
| CM1.11 | 1 | Communications First Floor Plan |
| CM1.12 | 1 | Communications Second Floor Plan |
| CM1.13 | 1 | Communications Third Floor Plan |

| **Storage Vendor** | | |
|---|---|---|
| SS-1 | 1 | Storage Systems Layout |
| SS-2 | 1 | Storage Systems Layout |
| SS-3 | 1 | Storage Systems Layout |
| SS-4 | 1 | Storage Systems Elevations |

| **Telemetry** | | |
|---|---|---|
| TM-1 | 1 | Summary |
| TM-2 | 1 | First Floor Layout |
| TM-3 | 1 | Second Floor Layout |
| TM-4 | 1 | Third Floor Layout |
| TM-5 | 1 | Central Station Details |
| TM-6 | 1 | Spectrum Details |
| TM-7 | 1 | Equipment Rack Details |

| **Additional Drawings and/or Specifications** |
|---|
| Volume I Specification for Floyd Medical Center Long Term Acute Care Hospital - Prepared by ESa, 12/19/2008 |
| Volume II Specification for Floyd Medical Center Long Term Acute Care Hospital - Prepared by ESa, 12/19/2008 |
| Final Medical Equipment Brochure - Floyd Medical Center; LTACH Tower Expansion, Rome, GA - Prepared by Medical Equipment Planning & Consulting |
| |

E-6

EXHIBIT F

FINAL PROJECT BUDGET

(SEE ATTACHED)

F-1

[******************]

F-2

EXHIBIT G

INSURANCE REQUIREMENTS

Tenant Insurance Obligations   Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect during the term of this Lease commencing with the Commencement Date, policies of insurance covering:

(a)           Property Insurance covering all improvements constituting a part of the Premises (the “Improvements”), including personal property of Tenant or the personal property of others kept, stored or maintained on the Premises against (1) loss or damage by fire; (2) loss or damage from such other risks or hazards now or hereafter embraced by an “Extended Coverage Endorsement,” including, but not limited to, windstorm, hail, explosion, vandalism, riot and civil commotion, damage from vehicles, smoke damage, water damage and debris removal; (3) loss for damage by flood if the Premises are in a designated flood or flood insurance area; (4)  loss from so-called explosion, collapse and underground hazards; and (5) loss or damage from such other risks or hazards of a similar or dissimilar nature which are now or may hereafter be customarily insured against with respect to improvements similar in construction, design, general location, use and occupancy to the Improvements.  At all times, such insurance coverage shall be in an amount equal to one hundred percent (100%) of the then “full replacement cost” of the Improvements, subject to a deductible not less than Ten Thousand and No/100 Dollars ($10,000.00).  “Full Replacement Cost” shall be interpreted to mean the cost of replacing the Improvements without deduction for depreciation or wear and tear, and it shall include a reasonable sum for interest expense, architectural, engineering, legal, administrative and supervisory fees connected with the restoration or replacement of the Improvements in the event of damage thereto or destruction thereof.  Landlord may at its sole cost and expense maintain loss of rents coverage which shall provide for the continued payment of the Basic Rent during any period that the Premises is not being occupied as a result of any casualty or event covered by the insurance described in this paragraph.

(b)           Equipment breakdown covering mechanical equipment, including but not limited to boiler and pressure vessels, pressure pipes, steam pipes and condensation return pipes in an amount equal to one hundred percent (100%) of the then “full replacement cost” of the Improvements.

(c)           Business income, business interruption, extra expense insurance coverage for a minimum period of one hundred twenty (120) days, including coverage for all Tenant’s rental obligations to Landlord, endorsed to provide at least 90 days extended period of indemnity (Building Ordinance - Increased Period of Restoration Endorsement).

(d)           Commercial general liability insurance against any loss, liability or damage on, about or relating to the Premises, or any portion thereof, with limits of not less than Three Million Dollars ($3,000,000.00) combined single limit, per occurrence and aggregate, coverage on an occurrence basis.

(e)           Medical professional liability with amounts not less than Three Million Dollars ($3,000,000) combined single limit, per occurrence and aggregate, coverage on an occurrence basis.

(f)           Workers’ compensation coverage meeting statutory requirements and employers’ liability coverage with limits of not less than One Million Dollars ($1,000,000) per accident for all employees and volunteers of Tenant.

G-1

(g)           Business automobile coverage including bodily and property damage resulting from the use of owned, nonowned and hired autos with a combined single limit of not less than One Million Dollars ($1,000,000) per accident.

G-2